UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2013

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction

of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2013, Newcastle Investment Corp. (“Newcastle”) entered into an agreement to acquire a 52-property portfolio of independent senior living properties (the “Holiday Portfolio”) from certain subsidiaries of Holiday Acquisition Holdings LLC (together with its affiliates, “Holiday”) for approximately $1.01 billion (collectively, the “Holiday Acquisition”). The Holiday Portfolio includes properties located across 24 states with a complementary footprint to Newcastle’s existing portfolio. The Holiday Portfolio has 5,885 units in aggregate and had an average occupancy rate of 90.5% as of September 30, 2013. Newcastle expects to fund approximately 70% of the purchase price with non-recourse debt financing, which is currently being negotiated, and the remainder with equity (including the net proceeds from the Offering (as defined below)).

Concurrently with the closing of the Holiday Acquisition, Newcastle intends to enter into two triple net master leases on identical terms with affiliates of Holiday (collectively, the “Master Tenants”). Each master lease includes 26 properties, has a 17-year term and first-year rent equal to 6.5% of the purchase price with annual increases during the following three years of 4.5% and up to 3.75% thereafter. Under each master lease, the Master Tenants will be responsible for operating the Holiday Portfolio and for the related costs including taxes, insurance, repairs and capital improvements, Holiday is the largest private owner and operator of senior housing in North America, and it operates 333 properties with 40,000 apartments in 43 states in the United States and seven provinces in Canada. Holiday is majority owned by private equity funds managed by an affiliate of Newcastle’s manager.

Each master lease includes (i) a covenant requiring the Master Tenant to maintain a minimum lease coverage ratio (i.e., the ratio of (a) EBITDAR, as defined below, less capital expenditures to (b) lease expense), which ratio steps up during the term of the lease and is subject to certain cure provisions, (ii) minimum capital expenditure requirements, (iii) customary operating covenants, events of default, and remedies, (iv) a non-compete restricting certain affiliates of the Master Tenant from developing or constructing new independent living properties within a specified radius of any property acquired by Newcastle in this transaction, and (v) restrictions on a change of control of the Master Tenant, subject to certain exceptions. The master leases will be secured by an aggregate $43.5 million security deposit. Additionally, the Master Tenants will grant Newcastle a first priority security interest in certain personal property and receivables arising from the operations of the Holiday Portfolio, which security interest shall secure the Master Tenant’s obligations under the master leases.

The Master Tenant’s obligations to Newcastle under the master leases will also be guaranteed by a subsidiary of Holiday (the “Guarantor”). The Guarantor will be required to maintain a minimum net worth (book value plus accumulated depreciation and certain other adjustments as defined in the guaranty) of $150 million, a minimum fixed charge coverage ratio (earnings before interest expense, taxes, depreciation, amortization and rent (“EBITDAR”) divided by rent and interest) of 1.10 and a maximum leverage ratio (debt plus 10 times cash rent divided by EBITDAR) of 10 to 1. While Newcastle believes that the financial covenants contained in the master leases and the guaranty of lease agreements enhance the security of payments that will be owed to it under the master leases, these security features may not ensure timely payment in full of all amounts due to Newcastle under the master leases or the guaranty of lease agreements. See “Risk Factors—Risks Related to Our Business—The Master Tenants may be unable to cover its lease obligations to us, and there can be no assurance that the Guarantor will be able to cover any shortfall” below. Newcastle expect the closing of this transaction to occur in December. The closing is subject to a variety of conditions, including the completion of the financing, and there can be no assurance as to the timing or occurrence of the closing.

Pro forma financial information regarding the impact of the Holiday Acquisition is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.

Newcastle is disclosing under this Item 7.01 certain information that was included in the prospectus supplement filed today with the Securities and Exchange Commission (the “SEC”) in connection with the Offering described under Item 8.01 below. Certain of this information has not previously been made publicly available by Newcastle and may be deemed to be material. This Current Report on Form 8-K also updates certain information previously reported by Newcastle.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Other Senior Housing Opportunities

As of the date of this report, Newcastle has invested $188 million to acquire 32 properties for an aggregate purchase price of $516 million. Newcastle believes there is an attractive pipeline for investments in senior housing assets. In addition to the Holiday Portfolio, Newcastle has also signed either a purchase and sale agreement or a letter of intent (granting Newcastle exclusive rights to negotiate a purchase and sale agreement) with respect to 15 properties with an aggregate estimated purchase price of $274 million (including assumed debt and other transaction costs). The equity investment for these properties (net of financing) is expected to be approximately $89 million.

There can be no assurance that Newcastle will complete any investment in any senior housing assets, including those that are under contract, which are subject to material closing conditions, including obtaining financing. In addition, the senior housing assets Newcastle acquires in the future may have different characteristics and expected returns than those in Newcastle’s existing portfolio and may expose it to additional regulatory and operational risks.

As part of Newcastle’s continuing efforts to provide value to its stockholders, Newcastle may consider a transaction to separate its senior living business from the remainder of its investment portfolio. If the transaction resulted in Newcastle’s senior living business being held in a stand-alone entity, it expects that such entity would elect and qualify to be taxed as a Real Estate Investment Trust (“REIT”). Newcastle’s board has not formally evaluated any such transaction, and there can be no assurance as to the timing, terms, structure or completion of any such transaction. Any such transaction would be subject to a number of risks and uncertainties, could have tax implications for the holders of shares of Newcastle’s common stock, and could adversely affect the price of shares of its common stock.

Spin-Off of Media Assets and GateHouse Restructuring

On September 27, 2013, Newcastle announced that its board of directors unanimously approved a plan to spin-off Newcastle’s media assets, which include an interest in GateHouse Media, Inc. (“GateHouse”) and Local Media Group Holdings LLC (“Local Media”). Newcastle expects to effect the spin-off as a distribution to the holders of Newcastle common stock of shares of common stock of New Media Investment Group Inc. (“New Media”), a holding company that will own GateHouse and Local Media upon the completion of GateHouse’s restructuring. New Media intends to apply to list its common stock on the New York Stock Exchange (“NYSE”). New Media will be externally managed by our manager pursuant to a new management agreement.

Newcastle expects that New Media will be primarily focused on investing in a high quality, diversified portfolio of local media assets and on growing its existing online advertising and digital marketing businesses. New Media’s strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through its existing online advertising and digital marketing businesses. New Media also intends to leverage its existing platform to operate these businesses more efficiently.

Newcastle is targeting distribution of New Media’s shares in early 2014. However, there can be no assurance that the spin-off will be completed as anticipated or at all. Newcastle’s ability to complete the spin-off is subject to the satisfaction or waiver by its board of directors of the following conditions: (i) the completion of the restructuring of GateHouse, as described in more detail below, (ii) the registration filed with the SEC with regard to the spin-off shall have become effective under the Exchange Act and no stop order related to the registration statement shall be in effect, (iii) the listing of New Media’s common stock on the NYSE shall have been approved, subject to official notice of issuance, (iv) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transaction related thereto, shall be in effect and (v) the formal declaration of the distribution by Newcastle’s board of directors. Stockholder approval will not be required or sought in connection with the spin-off.

Newcastle expects to complete the GateHouse restructuring in November 2013 (the date of such completion, the “Effective Date”). On September 27, 2013, GateHouse commenced voluntary chapter 11 proceedings in the United States Bankruptcy Court for the District of Delaware to implement a prepackaged plan of reorganization (as amended or supplemented, the “Plan”) sponsored by Newcastle including the restructuring of approximately $1.2 billion of debt outstanding under the Amended and Restated Credit Agreement, by and among certain affiliates of GateHouse, the lenders from time to time party thereto, including certain subsidiaries of Newcastle, and the administrative agent thereto, dated as of February 27, 2007 (as amended or supplemented, the “Credit Agreement”). On November 6, 2013, the Bankruptcy Court confirmed the Plan. Pursuant to the restructuring, on the Effective Date, reorganized GateHouse and Local Media will be contributed to New Media. GateHouse has agreed to use commercially reasonable efforts to enter into a new debt facility (the “New Debt Facility”) in an amount of up to $150 million, although entry into a New Debt Facility is not a condition to the effectiveness of the Plan. Newcastle has offered to purchase (or cause our designated affiliates or other designees to purchase) GateHouse’s outstanding debt in cash at 40% of par (the “Cash-Out Option”) on the Effective Date. The holders of the outstanding debt have the option of receiving either (i) approximately 40% of the face amount of their claims in cash paid pursuant to the Cash-Out Option, and/or (ii) their pro rata share of common stock of New Media and the net cash proceeds, if any, of the New Debt Facility (the “Equity Option”). Holders of approximately $360.2 million face amount of the outstanding debt have elected the Cash-Out Option, and we have elected the Equity Option. As a result of these elections and additional restructuring transactions, Newcastle expects to own approximately 84.6% of New Media on the Effective Date.

Failure to complete the spin-off of New Media could negatively affect the price of the shares of Newcastle’s common stock. If completed, the spin-off may not have the full strategic and financial benefits that Newcastle expects, or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, Newcastle believes that analysts and investors will regard New Media’s investment strategy and asset portfolio more favorably as a separate company than as part of our existing portfolio and strategy and thus place a greater value on New Media as a stand-alone business than as a business that is a part of Newcastle. In the event that the spin-off does not have these and other expected benefits, the costs associated with the transaction, including an expected increase in management compensation and general and administrative expenses, could have a negative effect on New Media’s financial condition and each company’s ability to make distributions to its respective stockholders.

Item 8.01	Other Events.

Public Offering of Common Stock

On November 18, 2013, Newcastle also issued a press release announcing the commencement of a public offering of 50,000,000 shares of its common stock (the “Offering”). In connection with the Offering, Newcastle intends to grant the underwriters an option for 30 days to purchase up to an additional 7,500,000 shares of common stock. The press release announcing the commencement of the Offering is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Risk Factors

Newcastle is filing the below risk factors for the purpose of updating the risk factor disclosure contained in its public filings, including those discussed under the caption “Risk Factors” in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which was filed with the SEC on November 1, 2013. All references to “we,” “our,” “us,” “the Company” and “Newcastle” in the follow risk factors mean Newcastle Investment Corp. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company.

Risks Related to the Financial Markets

We do not know what impact the Dodd-Frank Act will have on our business.

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act” or “Act”). The Dodd-Frank Act affects almost every aspect of the U.S. financial services industry, including certain aspects of the markets in which we operate. The Act imposes new regulations on us and how we conduct our business. For example, the Act will impose additional disclosure requirements for public companies and generally require issuers or originators of asset-backed securities to retain at least five percent of the credit risk associated with the securitized assets. In addition, as a result of the Act, we were required to register as an investment adviser with the SEC, which increases our regulatory compliance costs and subjects us to the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisers Act imposes numerous obligations on registered investment advisers, including record-keeping, reporting, operational and marketing requirements, disclosure obligations and prohibitions on fraudulent activities. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censure to termination of an investment adviser’s registration. Investment advisers also are subject to certain state securities laws and regulations. Non-compliance with the Advisers Act or other federal and state securities laws and regulations could result in investigations, sanctions, disgorgement, fines and reputational damage.

The Act imposes mandatory clearing and will impose exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. The Act also creates new categories of regulated market participants, such as “swap-dealers,” “security-based swap dealers,” “major swap participants” and “major security-based swap participants,” who will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements that will give rise to new administrative costs.

Even if certain new requirements are not directly applicable to us, they may still increase our costs of entering into transactions with the parties to whom the requirements are directly applicable. Moreover, new exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, or the reduction of arbitrage opportunities for us, which could adversely affect the performance of certain of our trading strategies. Importantly, many key aspects of the changes imposed by the Act will be established by various regulatory bodies and other groups over the next several years. As a result, we do not know how significantly the Act will affect us. It is possible that the Act could, among other things, increase our costs of operating as a public company, impose restrictions on our ability to securitize assets and reduce our investment returns on securitized assets.

We do not know what impact certain U.S. government programs intended to stabilize the economy and the financial markets will have on our business.

In recent years, the U.S. government has taken a number of steps to attempt to strengthen the financial markets and U.S. economy, including direct government investments in, and guarantees of, troubled financial institutions as well as government-sponsored programs such as the Term Asset-Backed Securities Loan Facility program (TALF) and the Public Private Investment Partnership Program (PPIP). The U.S. government continues to evaluate or implement an array of other measures and programs intended to help improve U.S. financial and market conditions. While conditions appear to have improved relative to the depths of the global financial crisis, it is not clear whether this improvement is real or will last for a significant period of time. It is not clear what impact the government’s future actions to improve financial and market conditions will have on our business. To date, we have not benefited in a direct, material way from any government programs, and we may not derive any meaningful benefit from these programs in the future. Moreover, if any of our competitors are able to benefit from one or more of these initiatives, they may gain a significant competitive advantage over us.

Legislation that permits modifications to the terms of outstanding loans has negatively affected our business, financial condition and results of operations.

The U.S. government has enacted legislation that enables government agencies to modify the terms of a significant number of residential and other loans to provide relief to borrowers without the applicable investor’s consent. These modifications allow for outstanding principal to be deferred, interest rates to be reduced, the term of the loan to be extended or other terms to be changed in ways that can permanently eliminate the cash flow (principal and interest) associated with a portion of the loan. These modifications are currently reducing, or in the future may reduce, the value of a number of our current or future investments, including investments in mortgage-backed securities. As a result, such loan modifications are negatively affecting our business, results of operations and financial condition. In addition, certain market participants propose reducing the amount of paperwork required by a borrower to modify a loan, which could increase the likelihood of fraudulent modifications and materially harm the U.S. mortgage market and investors that have exposure to this market. Additional legislation intended to provide relief to borrowers may be enacted and could further harm our business, results of operations and financial condition.

Risks Related to Our Manager

We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement.

None of our officers or other senior employees who perform services for us is an employee of Newcastle. Instead, these individuals are employees of our manager. In addition, in our senior housing business and for Local Media, we expect to rely on services provided by individuals who are employees of affiliates of our manager or companies owned by private equity funds managed by affiliates of our manager. Accordingly, we are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies, to conduct our business. Furthermore, we are dependent on the services of certain key employees of our manager whose compensation is partially or entirely dependent upon the amount of incentive or management compensation earned by our manager and whose continued service is not guaranteed, and the loss of such services could adversely affect our operations. We are subject to the risk that our manager will terminate the management agreement and that we will not be able to find a suitable replacement for our manager in a timely manner, at a reasonable cost or at all. We may also be adversely affected by operational risks, including cyber security attacks, that could disrupt our manager’s financial, accounting and other data processing systems.

There are conflicts of interest in our relationship with our manager.

There are conflicts of interest inherent in our relationship with our manager, as described below. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our common and preferred securities and a resulting increased risk of litigation and regulatory enforcement actions.

Our management agreement with our manager was not negotiated at arm’s-length, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our management agreement, as amended, does not limit or restrict our manager or its affiliates from engaging in any business or managing other pooled investment vehicles that make investments that meet our investment objectives. Entities managed by our manager or its affiliates— including investment funds, private investment funds, or businesses managed by our manager—have investment objectives that overlap with our investment objectives. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles. These entities may invest in assets that meet our investment objectives, including real estate securities, real estate related and other loans, senior housing facilities and other operating real estate, and other assets. Our manager or its affiliates may have investments in and/or earn fees from such other investment vehicles that are higher than their economic interests in us and which may therefore create an incentive to allocate investments to such other investment vehicles. Our manager or its affiliates may determine, in their discretion, to make a particular investment through an investment vehicle other than us and have no obligation to offer to us the opportunity to participate in any particular investment opportunity.

Certain members of our board of directors, including our chairman, are officers of our manager. Certain employees of our manager who perform services for us also perform services for companies and funds that compete with us. These employees may serve as officers and/or directors of these other entities. The ability of our manager and its officers and employees to engage in other business activities may reduce the amount of time our manager, its officers or other employees spend managing us.

In addition, we have engaged or may engage (subject to our investment guidelines) in material transactions with our manager or an entity managed by our manager or one of its affiliates, including, but not limited to, certain financing arrangements, purchases of debt, co-investments, acquisitions of senior housing facilities and other assets, that present an actual, potential or perceived conflict of interest. We may invest in portfolio companies of private equity funds managed by our manager (or an affiliate thereof). We currently have significant debt investments in such companies.

The management compensation structure that we have agreed to with our manager, as well as compensation arrangements that we may enter into with our manager in the future (in connection with new lines of business or other activities), may incentivize our manager to invest in high risk investments or to pursue separation transactions, such as the spin-off of New Residential and the proposed spin-off of New Media. In addition to its management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of targeted levels of funds from operations (as defined in the management agreement). In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations or, in the case of any future incentive compensation arrangement, other financial measures on which incentive compensation may be based, may lead our manager to place undue emphasis on the maximization of such measures at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation, particularly in light of the fact that our manager has not received any incentive compensation since 2008. Investments with higher yield potential are generally riskier or more speculative than lower-yielding investments. Our manager is eligible to receive compensation in the form of options in connection with the completion of our common equity offerings. Therefore, our manager may be incentivized to cause us to issue additional common stock, which could be dilutive to existing stockholders. In addition to the shares available for issuance under the 2012 Newcastle Nonqualified Stock Option and Incentive Plan (the “Option Plan”), our board of directors may also determine to grant options to our manager that are not issued pursuant to the Option Plan, provided that the number of shares underlying any options granted to our manager in connection with any capital raising efforts will not exceed 10% of the shares sold in such offering and would be subject to NYSE rules. See also “—Risks Related to Our Business—Our agreements with New Residential may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties, and we have agreed to indemnify New Residential for certain liabilities” and “—Risks Related to the Spin-Off of New Media—Our agreements with New Media may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.”

It would be difficult and costly to terminate our management agreement with our manager.

It would be difficult and costly for us to terminate our management agreement with our manager. The management agreement may only be terminated annually upon (i) the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a simple majority of the outstanding shares of our common stock, that there has been unsatisfactory performance by our manager that is materially detrimental to us or (ii) a determination by a simple majority of our independent directors that the management fee payable to our manager is not fair, subject to our manager’s right to prevent such a termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days’ prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

Our directors have approved very broad investment guidelines for our manager, and we are not required to obtain stockholder consent to change our investment strategy or asset portfolio.

Our manager is authorized to follow very broad investment guidelines, and our directors do not approve each investment decision made by our manager. Our investment guidelines are purposefully broad to enable our manager to make investments in a wide array of assets, including, but not limited to, any type of assets that can be held by a REIT. Our manager’s investment decisions are based on a variety of factors, such as changing market conditions. Investment opportunities that present unattractive risk-return profiles relative to other available investment opportunities under particular market conditions may become relatively attractive under changed market conditions, and changes in market conditions may therefore result in changes in the investments we target. We do not have policies requiring the allocation of equity to different investment categories, although our investment guidelines do restrict investments of more than 20% of our total equity (as determined on the date of such investment) in any single asset. Consequently, our manager has great latitude in determining which investments are appropriate for us, including the latitude to build concentrations in certain positions and to invest in asset classes that may differ significantly from those in our existing portfolio. Our directors periodically review our investment guidelines and our investment portfolio. However, our directors rely primarily on information provided to them by our manager, and they do not review or pre-approve each proposed investment or the related financing arrangements. A transaction entered into by our manager that contravenes the terms of our management agreement may be difficult or impossible to unwind by the time it is reviewed by our directors. In addition, we are not required to obtain stockholder consent in order to change our investment strategy and asset portfolio, which may result in making investments that are different, riskier or less profitable than our current investments.

Our investment strategy recently underwent a meaningful change as a result of the spin-off of New Residential on May 15, 2013, which did not require stockholder consent. In connection with the spin-off, we contributed to New Residential all of our investments in Excess MSRs, certain Agency ARM RMBS and non-Agency RMBS, certain residential mortgage loans, and our interest in consumer loans. We do not currently intend to make additional investments in assets such as Excess MSRs, although we are not prohibited from doing so. There can be no assurance that our investments following this spin-off will be as profitable as our portfolio prior to the spin-off. Our investment strategy and asset portfolio will continue to evolve in light of existing market conditions and investment opportunities. See “Risks Related to Our Business—We are actively exploring new business opportunities and asset categories, which could materially affect our business, financial, condition, liquidity and results of operations.”

Our manager will not be liable to us for any acts or omissions performed in accordance with the management agreement, including with respect to the performance of our investments.

Pursuant to our management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of our management agreement, our manager, its officers, partners, members, managers, directors, personnel, other agents, any person controlling or controlled by our manager and any person providing sub-advisory services to our manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to our management agreement, except because of acts constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. In addition, we have agreed to indemnify our manager, its officers, partners, members, managers, directors, personnel, other agents, any person controlling or controlled by our manager and any person providing sub-advisory services to our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct or gross negligence, pursuant to our management agreement.

Our manager’s due diligence of investment opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Our manager intends to conduct due diligence with respect to each investment opportunity or other transaction it pursues. It is possible, however, that our manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In these cases, our manager may be given limited access to information about the investment and will rely on information provided by the target of the investment. In addition, if investment opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make investment decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, investments and other transactions that initially appear to be viable may prove not to be over time due to the limitations of the due diligence process or other factors.

Risks Related to Our Business

We are actively exploring new business opportunities and asset categories, which could entail significant risks and adversely affect our financial condition and results of operations.

Consistent with our broad investment guidelines and our investment objectives, we have acquired and/or are pursuing a variety of assets that differ from the assets in our legacy portfolio, such as senior housing facilities, Excess MSRs (which we spun-off in May 2013) and opportunistic investments in media or other operating companies. See “—The loans we invest in, and the loans underlying the securities we invest in, are subject to delinquency, foreclosure and loss, and we may convert a debt position into an equity position in order to preserve the value of our investment, which could result in losses to us and expose us to additional risks.” Although we currently believe that we will have significant investment opportunities in the future, these opportunities may not materialize. In addition, our ability to act on new investment opportunities may be constrained by the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and federal tax law.

New investments may not be profitable (or as profitable as we expect), may increase our exposure to certain industries (such as the media industry), may increase our exposure to interest rate, foreign currency, real estate market or credit market fluctuations, may divert managerial attention from more profitable opportunities, and may require significant financial resources. A change in our investment strategy may also increase our use of non-match-funded financing, increase the guarantee obligations we agree to incur or increase the number of transactions we enter into with affiliates. Moreover, new investments may present risks that are difficult for us to adequately assess, given our lack of familiarity with a particular asset class or other reasons. The risks related to new asset categories or the financing risks associated with such assets could adversely affect our results of operations, financial condition and liquidity, and could impair our ability to pay dividends on both our common stock and preferred stock. See “—Risks Related to Our Manager—Our directors have approved very broad investment guidelines for our manager and we are not required to obtain stockholder consent to change our investment strategy or asset portfolio.”

Market conditions could negatively impact our business, results of operations and financial condition.

The market in which we operate is affected by a number of factors that are largely beyond our control but can nonetheless have a potentially significant, negative impact on us. These factors include, among other things:

•	Interest rates and credit spreads;

•	The availability of credit, including the price, terms and conditions under which it can be obtained;

•	The quality, pricing and availability of suitable investments and credit losses with respect to our investments;

•	The ability to obtain accurate market-based valuations;

•	Loan values relative to the value of the underlying real estate assets;

•	Default rates on both residential and commercial mortgages and the amount of the related losses;

•	Prepayment speeds;

•	The actual and perceived state of the real estate markets, market for dividend-paying stocks and the U.S. economy and public capital markets generally;

•	Unemployment rates; and

•	The attractiveness of other types of investments relative to investments in real estate or REITs generally.

Changes in these factors are difficult to predict, and a change in one factor can affect other factors. For example, during 2007, increased default rates in the subprime mortgage market played a role in causing credit spreads to widen, reducing availability of credit on favorable terms, reducing liquidity and price transparency of real estate related assets, resulting in difficulty in obtaining accurate mark-to-market valuations, and causing a negative perception of the state of the real estate markets and of REITs generally. These conditions worsened during 2008, and intensified meaningfully during the fourth quarter of 2008 as a result of the global credit and liquidity crisis, resulting in extraordinarily challenging market conditions. Since then, market conditions have generally improved, but they could deteriorate in the future, including, as a result of increased taxes and pending mandatory reductions in federal spending during 2013.

A prolonged economic slowdown, a lengthy or severe recession, or declining real estate values could harm our operations.

We believe the risks associated with our business are more severe during periods in which an economic slowdown or recession is accompanied by declining real estate values. Declining real estate values generally reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of, or investment in, additional properties. Borrowers may also be less able to pay principal and interest on our loans, and the loans underlying our securities, if the economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans and securities in the event of default because the value of our collateral may be insufficient to cover our basis. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our net interest income from loans and securities in our portfolio, as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our stockholders. For more information on the impact of market conditions on our business and results of operations see the section entitled “Management’s Discussion and

Analysis of Financial Condition and Results of Operations—General—Market Considerations” in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, filed with the SEC on November 1, 2013.

The geographic distribution of the residential mortgage loans underlying, and collateral securing, certain of our investments subjects us to geographic real estate market risks, which could adversely affect the performance of our investments, our results of operations and our financial condition.

The geographic distribution of the residential mortgage loans underlying, and collateral securing, certain of our investments, including our non-Agency RMBS, exposes us to risks associated with the real estate industry in general within the states and regions in which we hold significant investments. These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; and changes in interest rates. To the extent any of the foregoing risks arise in states and regions where we hold significant investments, the performance of our investments, our results of operations and our financial condition could suffer a material adverse effect.

The coverage tests applicable to our collateralized debt obligations (“CDO”) financings may have a negative impact on our operating results and cash flows.

We have retained, and may in the future retain or repurchase, subordinate classes of bonds issued by certain of our subsidiaries in our CDO financings. Each of our CDO financings contains tests that measure the amount of over collateralization and excess interest in the transaction. Failure to satisfy these tests would generally result in principal and/or interest cash flow that would otherwise be distributed to more junior classes of securities (including those held by us) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, failure to satisfy the coverage tests could adversely affect our operating results and cash flows by temporarily or permanently directing funds that would otherwise come to us to holders of the senior classes of bonds. In addition, the redirected funds would be used to pay down financing, which currently bears an attractive rate, thereby reducing our future earnings from the affected CDO. The ratings assigned to the assets in each CDO affect the results of the tests governing whether a CDO can distribute cash to the various classes of securities in the CDO. As a result, ratings downgrades of the assets in a CDO can result in a CDO failing its tests and thereby cause us not to receive cash flows from the affected CDO.

We had no assets in our consolidated CDOs as of September 30, 2013 under negative watch for possible downgrade by at least one of the rating agencies. One or more of the rating agencies could downgrade some or all of these assets at any time, and any such downgrade could negatively affect—and possibly materially affect—our future cash flows. As of the July 2013 remittance date for CDO VI, this CDO was not in compliance with its applicable over collateralization tests and consequently, we are not receiving residual cash flows from this CDO, other than senior management fees and cash flow distributions from senior classes of bonds we own. Based upon our current calculations, we expect CDO VI to remain out of compliance for the foreseeable future. Moreover, given current market conditions, it is possible that all of our CDOs could be out of compliance with their over collateralization tests as of one or more measurement dates within the next twelve months.

Our ability to rebalance will depend upon a variety of factors, such as the availability of suitable securities, market prices, available cash, and other factors that may be beyond our control. For example, one strategy we have employed to facilitate compliance with over collateralization tests has been to repurchase notes issued by our CDOs and subsequently cancel them in accordance with the terms of the relevant governing documentation. However, there can be no assurance that the trustee of our CDOs will not impose guidelines for such cancellations that would make it more difficult or impossible to employ this strategy in the future. While there are other permissible methods to rebalance or otherwise correct CDO test failures, such methods may be extremely difficult to employ as a result of market conditions or other factors, and we cannot assure you that we will be successful in our rebalancing efforts. If the liabilities of our CDOs are downgraded by Moody’s Investors Service to certain predetermined levels, our discretion to rebalance the applicable CDO portfolios may be negatively impacted. Moreover, if we bring these coverage tests into compliance, we cannot assure you that they will not fall out of compliance in the future or that we will be able to correct any noncompliance.

Failure of the over collateralization tests can also cause a “phantom income” issue if cash that constitutes income is diverted to pay down debt instead of distributed to us. For more information regarding noncompliance with the terms of certain of our CDO financings in the near future, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Debt Obligations” in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, filed with the SEC on November 1, 2013.

We may experience an event of default or be removed as collateral manager under one or more of our CDOs, which would negatively affect us in a number of ways.

The documentation governing our CDOs specifies certain events of default, which, if they occur, would negatively affect us. Events of default include, among other things, failure to pay interest on senior classes of securities within the CDO, breaches of covenants, representations or warranties, bankruptcy, and failure to satisfy specific over collateralization tests. If an event of default occurs under any of our CDOs, it could negatively affect our cash flows, business, results of operations and financial condition.

In addition, we can be removed as manager of a CDO if certain events occur, including, among other things, the failure to satisfy specific over collateralization tests, failure to satisfy certain “key man” requirements or an event of default occurring for the failure to pay interest on certain senior classes of securities of the CDO. If we are removed as collateral manager, we would no longer receive management fees from—and no longer be able to manage the assets of—the applicable CDO, which could negatively affect our cash flows, business, results of operations and financial condition. On June 17, 2011, CDO V failed certain over collateralization tests. The consequences of failing these tests are that an event of default has occurred, and we may be removed as the collateral manager under the documentation governing CDO V. So long as the event of default continues, we will not be permitted to purchase or sell any collateral in CDO V. If we are removed as the collateral manager of CDO V, we would no longer receive the senior management fees from such CDO. As of the date of this report, we have not been removed as collateral manager. Based upon our current calculations, we estimate that if we are removed as the collateral manager of CDO V, the loss of senior management fees would not have a material negative impact on our cash flows, business, results of operations or financial condition. Given current market conditions, it is possible that events of default constituting manager termination events, or other manager termination events, may occur in other CDOs, and we could be removed as the collateral manager of those CDOs if such events of default occur. Moreover, our cash flows, business, results of operations and/or financial condition could be materially and negatively impacted if such events of default occur.

We have assumed the role of manager of numerous CDOs previously managed by a third party, and we may assume the role of manager of additional CDOs in the future. Each such engagement exposes us to a number of potential risks.

Changes within our industry may result in CDO collateral managers being replaced. In such instances, we may seek to be engaged as the collateral manager of CDOs currently managed by third parties. For example, in February 2011, one of our subsidiaries became the collateral manager of certain CDOs previously managed by C-BASS Investment Management LLC (“C-BASS”).

While being engaged as the collateral manager of such CDOs potentially enables us to grow our business, it also entails a number of risks that could harm our reputation, results of operations and financial condition. For example, we purchased the management rights with respect to the C-BASS CDOs pursuant to a bankruptcy proceeding. As a result, we were not able to conduct extensive due diligence on the CDO assets even though many classes of securities issued by the CDOs were rated as “distressed” by the rating agencies as of the most recent rating date prior to our becoming the collateral manager of the CDOs. We may willingly or unknowingly assume actual or contingent liabilities for significant expenses, we may become subject to new laws and regulations with which we are not familiar, and we may become subject to increased risk of litigation, regulatory investigation or negative publicity. For example, we determined that it would be prudent to register the subsidiary that became the collateral manager of the C-BASS CDOs as a registered investment adviser, which has increased our regulatory compliance costs. In addition to defending against litigation and complying with regulatory requirements, being engaged as collateral manager may require us to invest other resources for various other reasons, which could detract from our ability to capitalize on future opportunities. Moreover, being engaged as collateral manager may require us to integrate complex technological, accounting and management systems, which may be difficult, expensive and time-consuming and which we may not be successful in integrating into our current systems. In addition to the risk that we face if we are successful in becoming the manager of additional CDOs, we may attempt but fail to become the collateral manager of CDOs in the future, which could harm our reputation and subject us to costly litigation. Finally, if we include the financial performance of the C-BASS CDOs or other CDOs for which we become the collateral manager in our public filings, we are subject to the risk that, particularly during the period immediately after we become the collateral manager, this information may prove to be inaccurate or incomplete. The occurrence of any of these negative integration events could negatively impact our reputation with both regulators and investors, which could, in turn, subject us to additional regulatory scrutiny and impair our relationships with the investment community. The occurrence of any of these problems could negatively affect our reputation, financial condition and results of operations.

Our investments may be subject to significant impairment charges, which would adversely affect our results of operations.

We are required to periodically evaluate our investments for impairment indicators. The value of an investment is impaired when our analysis indicates that, with respect to a loan, it is probable that we will not be able to collect the full amount we intended to collect from the loan or, with respect to a security, it is probable that the value of the security is other than temporarily impaired. The judgment regarding the existence of impairment indicators is based on a variety of factors depending upon the nature of the investment and the manner in which the income related to such investment was calculated for purposes of our financial statements. If we determine that an impairment has occurred, we are required to make an adjustment to the net carrying value of the investment and the amount of accrued interest recognized as income from such investment, which could have a material adverse effect on our results of operations and our ability to pay dividends to our stockholders.

As has been widely publicized, the recent market conditions have resulted in a number of financial institutions recording an unprecedented amount of impairment charges, and we were also affected by these conditions. These challenging conditions have reduced the market trading activity for many real estate securities, resulting in less liquid markets for those securities. These lower valuations have affected us by, among other things, decreasing our net book value and contributing to our decision to record impairment charges. In addition, our debt investments may become impaired if we are unable to execute long-term strategies involving corporate reorganizations of the applicable issuer.

The lenders under our repurchase agreements may elect not to extend financing to us, which could quickly and seriously impair our liquidity.

We have historically financed a meaningful portion of our investments not held in CDOs with repurchase agreements, which are short-term financing arrangements, and we may enter into additional repurchase agreements in the future. Under the terms of these agreements, we sell a security to a counterparty for a specified price and concurrently agree to repurchase the same security from our counterparty at a later date for a higher specified price. During the term of the repurchase agreement—generally 30 days—the counterparty makes funds available to us and holds the security as collateral. Our counterparties can also require us to post additional margin as collateral at any time during the term of the agreement. When the term of a repurchase agreement ends, we are required to repurchase the security for the specified repurchase price, with the difference between the sale and repurchase prices serving as the equivalent of paying interest to the counterparty in return for extending financing to us. If we want to continue to finance the security with a repurchase agreement, we ask the counterparty to extend—or “roll”—the repurchase agreement for another term.

Our counterparties are not required to roll our repurchase agreements upon the expiration of their stated terms, which subjects us to a number of risks. As we have experienced recently and may experience in the future, counterparties electing to roll our repurchase agreements may charge higher spreads and impose more onerous terms upon us, including the requirement that we post additional margin as collateral. More significantly, if a repurchase agreement counterparty elects not to extend our financing, we would be required to pay the counterparty the full repurchase price on the maturity date and find an alternate source of financing. Alternate sources of financing may be more expensive, contain more onerous terms or simply may not be available. If we were unable to pay the repurchase price for any security financed with a repurchase agreement, the counterparty has the right to sell the underlying security being held as collateral and require us to compensate for any shortfall between the value of our obligation to the counterparty and the amount for which the collateral was sold (which may be a significantly discounted price). As of September 30, 2013, we had $436.9 million outstanding under repurchase agreement financings, including linked transactions. These repurchase agreement obligations are with six counterparties. If any of our counterparties elected not to roll these repurchase agreements, we may not be able to find a replacement counterparty in a timely manner.

Our determination of how much leverage to apply to our investments may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage a meaningful portion of our portfolio through borrowings, generally through the use of credit facilities, warehouse facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CDOs, private or public offerings of debt by subsidiaries, loans to entities in which we hold, directly or indirectly, interests in pools of properties or loans, and other borrowings. Our investment policies do not limit the amount of leverage we may incur with respect to any specific asset or pool of assets, subject to an overall limit on our use of leverage to 90% (as defined in our governing documents) of the value of our assets on an aggregate basis. During the recent financial crisis, the return we were able to earn on our investments and cash available for distribution to our stockholders was significantly reduced due to changes in market conditions causing the cost of our financing to increase relative to the income that can be derived from our assets. While our liquidity position has improved, we cannot assure you that we will be able to sustain our improved liquidity position.

We may become party to agreements that require cash payments at periodic intervals. Failure to make such required payments may adversely affect our business, financial condition and results of operations.

We are currently party to repurchase agreements that may require us to post additional margin as collateral at any time during the term of the agreement, based on the value of the collateral. We may become party to additional financing agreements that require us to make cash payments at periodic intervals or upon the occurrence of certain events. Events could occur or circumstances could arise, which we may not be able to foresee, that may cause us to be unable to make any such cash payments when they become due. Failure to make the payments required under our financing documents would give the lenders the right to require us to repay all amounts owed to them under the applicable financing immediately.

We are subject to counterparty default and concentration risks.

In the ordinary course of our business, we enter into various types of financing arrangements with counterparties. Currently, the majority of our financing arrangements take the form of repurchase agreements, securitization vehicles, loans, hedge contracts, swaps and other derivative and non-derivative contracts. The terms of these contracts are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight.

We are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such counterparty default may occur rapidly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack the contractual ability or because market conditions make it difficult to take effective action. This inability could occur in times of market stress consistent with the conditions we are currently experiencing, which are precisely the times when defaults may be most likely to occur.

In addition, our risk-management processes may not accurately anticipate the impact of market stress or counterparty financial condition, and as a result, we may not take sufficient action to reduce our risks effectively. Although we monitor our credit exposures, default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

In the event of a counterparty default, particularly a default by a major investment bank, we could incur material losses rapidly, and the resulting market impact of a major counterparty default could seriously harm our business, results of operations and financial condition. In the event that one of our counterparties becomes insolvent or files for bankruptcy, our ability to eventually recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable legal regime governing the bankruptcy proceeding.

In addition, with respect to our CDOs, certain of our derivative counterparties are required to maintain certain ratings to avoid having to post collateral or transfer the derivative to another counterparty. If a counterparty was downgraded below these levels, it may not be able to satisfy its obligations under the derivative, which could have a material negative effect on the applicable CDO.

The counterparty risks that we face have increased in complexity and magnitude as a result of the insolvency of a number of major financial institutions (such as Lehman Brothers). For example, the consolidation and elimination of counterparties has increased our counterparty concentration risk We are not restricted from dealing with any particular counterparty or from concentrating any or all of our transactions with a few counterparties. We are currently party to repurchase agreements with six counterparties. If any of our counterparties elected not to roll these repurchase agreements, we may not be able to find a replacement counterparty. In addition, counterparties have generally tightened their underwriting standards and increased their margin requirements for financing, which has negatively impacted us in several ways, including, decreasing the number of counterparties willing to provide financing to us, decreasing the overall amount of leverage available to us, and increasing the costs of borrowing.

Any loss suffered by us as a result of a counterparty defaulting, refusing to conduct business with us or imposing more onerous terms on us would also negatively affect our business, results of operations and financial condition.

We may not match fund certain of our investments, which may increase the risks associated with these investments.

One component of our investment strategy is to use match funded financing structures for certain of our investments, which match assets and liabilities with respect to maturities and interest rates. When available, this strategy mitigates the risk of not being able to refinance an investment on favorable terms or at all. However, our manager may elect for us to bear a level of refinancing risk on a short-term or longer-term basis, as in the case of investments financed with repurchase agreements, when, based on its analysis, our manager determines that bearing such risk is advisable or unavoidable (which is generally the case with respect to the residential mortgage loans and Federal National Mortgage Association (“FNMA”)/Federal Home Loan Mortgage Corporation (“FHLMC”) securities in which we invest). In addition, we may be unable, as a result of conditions in the credit markets, to match fund our investments. For example, since the 2008 recession, non-recourse term financing not subject to margin requirements has been more difficult to obtain, which impairs our ability to match fund our investments. Moreover, we may not be able to enter into interest rate swaps. Lastly, lenders may be unwilling to finance certain types of assets because of the challenges with perfecting security interests in the underlying collateral. A decision not to, or the inability to, match fund certain investments, exposes us to additional risks.

Furthermore, we anticipate that, in most cases, for any period during which our floating rate assets are not match funded with respect to maturity, the income from such assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Because of this dynamic, interest income from such investments may rise more slowly than the related interest expense, with a consequent decrease in our net income. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us from these investments.

Accordingly, if we do not or are unable to match fund our investments with respect to maturities and interest rates, we will be exposed to the risk that we may not be able to finance or refinance our investments on economically favorable terms or may have to liquidate assets at a loss.

We may not be able to finance our investments on attractive terms or at all.

When we acquire securities and loans that we finance on a short-term basis with a view to securitization or other long-term financing, we bear the risk of being unable to securitize the assets or otherwise finance them on a long-term basis at attractive prices or in a timely matter, or at all. If it is not possible or economical for us to securitize or otherwise finance such assets on a long-term basis, we may be unable to pay down our short-term credit facilities, or be required to liquidate the assets at a loss in order to do so. For example, our ability to finance investments with securitizations or other long-term non-recourse financing not subject to margin requirements has been impaired since 2007 as a result of market conditions. These conditions make it highly likely that we will have to use less efficient forms of financing for any new investments, which will likely require a larger portion of our cash flows to be put toward making the initial investment and thereby reduce the amount of cash available for distribution to our stockholders and funds available for operations and investments, and which will also likely require us to assume higher levels of risk when financing our investments.

As non-recourse long-term financing structures become available to us and are utilized, such structures expose us to risks which could result in losses to us.

We may use securitization and other non-recourse long-term financing for our investments to the extent available. In such structures, our lenders typically would have only a claim against the assets included in the securitizations rather than a general claim against us as an entity. Prior to any such financing, we would seek to finance our investments with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets or securities to maximize the efficiency of a securitization. We also bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets or securities for a securitization. In addition, conditions in the capital markets may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets or securities. While we would intend to retain the unrated equity component of securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations may increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

The loans we invest in, and the loans underlying the securities we invest in, are subject to delinquency, foreclosure and loss, and we may convert a debt position into an equity position in order to preserve the value of our investment, which could result in losses to us and expose us to additional risks.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, changes in the availability of credit on favorable terms, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Residential mortgage loans, manufactured housing loans and subprime mortgage loans are secured by single-family residential property and are also subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers’ abilities to repay their loans, including, among other things, changes in the borrower’s employment status, changes in national, regional or local economic conditions, changes in interest rates or the availability of credit on favorable terms, changes in regional or local real estate values, changes in regional or local rental rates and changes in real estate taxes.

In the event of default under a loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued but unpaid interest of the loan, which could adversely affect our financial condition, earnings and cash flow from operations. Foreclosure of a loan, particularly a commercial loan, or any other restructuring activities related to an investment, can be an expensive and lengthy process, which would negatively affect our anticipated return on the foreclosed loan or such other investment. In addition, as part of any foreclosure or other restructuring, we may acquire control of a property securing a defaulted loan, which would expose us to additional risks specific to the property, including, but not limited to, the risks related to any business conducted on such property. As part of a restructuring we may also exchange our debt for, or otherwise acquire, equity of an entity, which may involve contested negotiations and expose us to risks associated with owning the entity.

Mortgage and asset-backed securities are bonds or notes backed by loans and/or other financial assets and include commercial mortgage-backed securities, FNMA/FHLMC securities, and real estate related asset-backed securities. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers. If a borrower has insufficient income or assets to repay these loans, it will default on its loan. While we intend to focus on real estate related asset-backed securities, there can be no assurance that we will not invest in other types of asset-backed securities.

Our investments in mortgage and asset-backed securities will be adversely affected by defaults under the loans underlying such securities. To the extent losses are realized on the loans underlying the securities in which we invest, we may not recover the amount invested in, or, in extreme cases, any of our investment in such securities.

Our investments in debt securities are subject to specific risks relating to the particular issuer of the securities and to the general risks of investing in subordinated real estate securities.

Our investments in debt securities involve special risks. REITs generally are required to invest substantially in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this report. Our investments in debt are subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally incident to interests in real property; and

•	risks that may be presented by the type and use of a particular property.

Debt securities may be unsecured and may also be subordinated to other obligations of the issuer. We may also invest in debt securities that are rated below investment grade. As a result, investments in debt securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates or credit spreads;

•	subordination to the prior claims of senior lenders to the issuer;

•	the possibility that earnings of the debt security issuer may be insufficient to meet its debt service; and

•	the declining creditworthiness and potential for insolvency of the issuer of such debt securities.

These risks may adversely affect the value of outstanding debt securities and the ability of the issuers thereof to repay principal and interest.

We are subject to significant competition, and we may not compete successfully.

We are subject to significant competition in seeking investments. We compete with other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our manager. Our management agreement, as amended, does not limit or restrict our manager or its affiliates from engaging in any business or managing other pooled investment vehicles that make investments that meet our investment objectives. See “—Risks Related to Our Manager—There are conflicts of interest in our relationship with our manager.”

Some of our competitors have greater resources than we possess or have greater access to capital or various types of financing structures than are available to us, and we may not be able to compete successfully for investments or provide attractive investment returns relative to our competitors. These competitors may be willing to accept lower returns on their investments or to compromise underwriting standards and, as a result, our origination volume and profit margins could be adversely affected. Furthermore, competition for investments that are suitable for us may lead to the returns available from such investments decreasing, which may further limit our ability to generate our desired returns. We cannot assure you that other companies will not be formed that compete with us for investments or otherwise pursue investment strategies similar to ours or that we will be able to complete successfully against any such companies.

Our manager or its affiliates have and may in the future raise, acquire or manage investment vehicles that are entitled to a priority or exclusive right to invest in certain types of assets. If such an investment vehicle exists, that vehicle’s exclusivity would prevent us from investing in the assets over which the investment vehicle has exclusivity because we do not have the exclusive right to invest in any particular type of asset. This dynamic may reduce the type of assets in which we are able to invest.

Our returns will be adversely affected when investments held in CDOs are prepaid or sold subsequent to the reinvestment period.

Real estate securities and loans are subject to prepayment risk. In addition, we may sell, and realize gains (or losses) on, investments. To the extent such assets were held in CDOs subsequent to the end of the reinvestment period, the proceeds are fully utilized to pay down the related CDO’s debt. This causes the leverage on the CDO to decrease, thereby lowering our returns on equity.

Our investments in senior unsecured REIT securities are subject to specific risks relating to the particular REIT issuer and to the general risks of investing in subordinated real estate securities, which may result in losses to us.

Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in operating real estate or real estate related assets and are subject to the inherent risks associated with real estate related investments discussed in this report.

Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property.

REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make dividend payments.

The real estate related and other loans and other direct and indirect interests in pools of real estate properties or other loans that we invest in may be subject to additional risks relating to the structure and terms of these transactions, which may result in losses to us.

We invest in real estate related and other loans and other direct and indirect interests in pools of real estate properties or loans such as mezzanine loans and “B Note” mortgage loans. We invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or other business assets or revenue streams or loans secured by a pledge of the ownership interests of the entity owning real property or other business assets or revenue streams (or the ownership interest of the parent of such entity). These types of investments involve a higher degree of risk than long-term senior lending secured by business assets or income producing real property because the investment may become unsecured as a result of foreclosure by a senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to repay our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is repaid in full. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

We also invest in B Notes—mortgage loans that while secured by a first mortgage on a single large commercial property or group of related properties are subordinated to an “A Note” secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for B Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage-backed securities. In addition, we invest, directly or indirectly, in pools of real estate properties or loans. Since each transaction is privately negotiated, these investments can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction, while investments in pools of real estate properties or loans may be subject to varying contractual arrangements with third party co-investors in such pools. Further, B Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. These investments also are less liquid than commercial mortgage-backed securities.

Investment in non-investment grade loans may involve increased risk of loss.

We have acquired and may continue to acquire in the future certain loans that do not conform to conventional loan criteria applied by traditional lenders and are not rated or are rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, BBB- or below). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties or businesses underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these loans have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to our stockholders. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Insurance on real estate in which we have interests (including the real estate serving as collateral for our real estate securities and loans) may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. As a result of the events of September 11, 2001, insurance companies have limited or excluded coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance.

In addition, the mortgage loans that are secured by certain of the properties in which we have interests contain customary covenants, including covenants that require property insurance to be maintained in an amount equal to the replacement cost of the properties. There can be no assurance that the lenders under these mortgage loans will not take the position that exclusions from coverage for losses due to terrorist acts is a breach of a covenant which, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

Many of our investments are illiquid, and this lack of liquidity could significantly impede our ability to vary our portfolio in response to changes in economic and other conditions or to realize the value at which such investments are carried if we are required to dispose of them.

The real estate properties that we own and operate and our other direct and indirect investments in real estate, real estate related and other assets are generally illiquid. In addition, the real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. In addition, there are no established trading markets for a majority of our investments. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited.

Our securities have historically been valued based primarily on third party quotations, which are subject to significant variability based on the liquidity and price transparency created by market trading activity. The dislocation in the trading markets has reduced the trading for many real estate securities, resulting in less transparent prices for those securities. Consequently, it is currently more difficult for us to sell many of our assets than it has been historically because, if we were to sell such assets, we would likely not have access to readily ascertainable market prices when establishing valuations of them. Moreover, currently there is a relatively low market demand for the vast majority of the types of assets that we hold, which may make it extremely difficult to sell our assets. If we are required to liquidate all or a portion of our illiquid investments quickly, we may realize significantly less than the amount at which we have previously valued these investments.

Interest rate fluctuations and shifts in the yield curve may cause losses.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our primary interest rate exposures relate to our real estate securities, loans, floating rate debt obligations and interest rate swaps. Changes in interest rates, including changes in expected interest rates or “yield curves,” affect our business in a number of ways. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities and hedges. Changes in the level of interest rates also can affect, among other things, our ability to acquire real estate securities and loans at attractive prices, the value of our real estate securities, loans and derivatives and our ability to realize gains from the sale of such assets. In the past, we have utilized hedging transactions to protect our positions from interest rate fluctuations, but as a result of current market conditions we face significant obstacles to entering into new hedging transactions. As a result, we may not be able to protect new investments from interest rate fluctuations to the same degree as in the past, which could adversely affect our financial condition and results of operations.

In the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our financing strategy is dependent on our ability to place the match funded debt we use to finance our investments at rates that provide a positive net spread. If spreads for such liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future financings will be severely restricted.

Interest rate changes may also impact our net book value as our real estate securities, real estate related and other loans and hedge derivatives are marked to market each quarter. Debt obligations are not marked to market. Generally, as interest rates increase, the value of our fixed rate securities decreases, which will decrease the book value of our equity.

Furthermore, shifts in the U.S. Treasury yield curve reflecting an increase in interest rates would also affect the yield required on our real estate securities and therefore their value. For example, increasing interest rates would reduce the value of the fixed rate assets we hold at the time because the higher yields required by increased interest rates result in lower market prices on existing fixed rate assets in order to adjust the yield upward to meet the market, and vice versa. This would have similar effects on our real estate securities portfolio and our financial position and operations to a change in interest rates generally.

We have invested in RMBS collateralized by subprime mortgage loans, which are subject to increased risks.

We have invested in RMBS backed by collateral pools of subprime residential mortgage loans. “Subprime” mortgage loans refer to mortgage loans that have been originated using underwriting standards that are less restrictive than the underwriting requirements used as standards for other first and junior lien mortgage loan purchase programs, such as the programs of FNMA and FHLMC. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories (including outstanding judgments or prior bankruptcies), mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of RMBS backed by subprime mortgage loans in which we have invested could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

The value of our RMBS may be adversely affected by deficiencies in servicing and foreclosure practices, as well as related delays in the foreclosure process.

Allegations of deficiencies in servicing and foreclosure practices among several large sellers and servicers of residential mortgage loans that surfaced in 2010 raised various concerns relating to such practices, including the improper execution of the documents used in foreclosure proceedings (so-called “robo signing”), inadequate documentation of transfers and registrations of mortgages and assignments of loans, improper modifications of loans, violations of representations and warranties at the date of securitization and failure to enforce put-backs.

As a result of alleged deficiencies in foreclosure practices, a number of servicers temporarily suspended foreclosure proceedings beginning in the second half of 2010 while they evaluated their foreclosure practices. In late 2010, a group of state attorneys general and state bank and mortgage regulators representing nearly all 50 states and the District of Columbia, along with the U.S. Department of Justice and the Department of Housing and Urban Development, began an investigation into foreclosure practices of banks and servicers. The investigations and lawsuits by several state attorneys general led to a settlement agreement in early February 2012 with five of the nation’s largest banks, pursuant to which the banks agreed to pay more than $25 billion to settle claims relating to improper foreclosure practices. The settlement does not prohibit the states, the federal government, individuals or investors in RMBS from pursuing additional actions against the banks and servicers in the future.

The integrity of the servicing and foreclosure processes are critical to the value of the mortgage loan portfolios underlying our RMBS, and our financial results could be adversely affected by deficiencies in the conduct of those processes. For example, delays in the foreclosure process that have resulted from investigations into improper servicing practices may adversely affect the values of, and our losses on, our non-Agency RMBS. Foreclosure delays may also increase the administrative expenses of the securitization trusts for the non-Agency RMBS, thereby reducing the amount of funds available for distribution to investors. In addition, the subordinate classes of securities issued by the securitization trusts may continue to receive interest payments while the defaulted loans remain in the trusts, rather than absorbing the default losses. This may reduce the amount of credit support available for the senior classes we own, thus possibly adversely affecting these securities. Additionally, a substantial portion of the $25 billion settlement is intended to be a “credit” to the banks and servicers for principal write-downs or reductions they may make to certain mortgages underlying RMBS. There remains considerable uncertainty as to how these principal reductions will work and what effect they will have on the value of related RMBS; as a result, there can be no assurance that any such principal reductions will not adversely affect the value of certain of our RMBS.

While we believe that the sellers and servicers would be in violation of their servicing contracts to the extent that they have improperly serviced mortgage loans or improperly executed documents in foreclosure or bankruptcy proceedings, or do not comply with the terms of servicing contracts when deciding whether to apply principal reductions, it may be difficult, expensive, and time consuming for us to enforce our contractual rights. We continue to monitor and review the issues raised by the alleged improper foreclosure practices. While we cannot predict exactly how the servicing and foreclosure matters or the resulting litigation or settlement agreements will affect our business, there can be no assurance that these matters will not have an adverse impact on our results of operations and financial condition.

We invest in senior housing facilities, which are subject to various risks that could have a negative impact on our financial results.

Subject to maintaining our qualification as a REIT, we intend to continue to purchase senior housing facilities. In connection with any such investment, we expect that we would engage an affiliate of our manager to manage the operations of these facilities, as we have previously done, for which we would pay a management fee. The income from any senior housing facilities would be dependent on the ability of the property manager(s) of such facilities to successfully manage these properties. The property manager(s) would compete with other companies on a number of different levels, including: the quality of care provided, reputation, the physical appearance of a facility, price and range of services offered, alternatives for healthcare delivery, the supply of competing properties, physicians, staff, referral sources, location, the size and demographics of the population in surrounding areas, and the financial condition of tenants and managers. A property manager’s inability to successfully compete with other companies on one or more of the foregoing levels could adversely affect the senior housing facility and materially reduce the income we would receive from an investment in such facility.

As a public company, we are required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business or applicable accounting rules. For example, as a result of new investments, including any investments in senior housing facilities, we may be required to consolidate additional entities, and, therefore, to document and test effective internal controls over the financial reporting of these entities in accordance with Section 404, which we may not be able to do. Even if we are able to do so, there could be significant costs and delays, particularly if these entities were not subject to Section 404 prior to being acquired by us. Under certain circumstances, the SEC permits newly acquired businesses to be excluded for a limited period of time from management’s annual assessment of the effectiveness of internal control. We temporarily excluded the senior housing assets acquired in 2012 from management’s annual assessment of the effectiveness of internal control in 2012 pursuant to a one-year deferral permissible under PCAOB and SEC guidelines and may avail ourselves of this flexibility with respect to any newly acquired business. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm would not be able to certify as to the effectiveness of our internal control over financial reporting as of the required dates, which could subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements, which could lead to a decline in our share price, impair our ability to raise capital and other adverse consequences.

In addition, private, federal and state payment programs as well as the effect of laws and regulations may also have a significant impact on the profitability of such facilities. The failure of a manager to comply with any of these laws could result in the loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state healthcare programs, loss of license or closure of the facility. These events, among others, could result in the loss of part or all of any investment we make in a senior housing facility.

Furthermore, the ability to successfully manage a senior housing facility depends on occupancy levels. Any senior housing facility in which we invest may have relatively flat or declining occupancy levels due to falling home prices, declining incomes, stagnant home sales and other economic factors. In addition, the senior housing segment may continue to experience a decline in occupancy due to the weak economy and the associated decision of certain residents to vacate a facility and instead be cared for at home. A material decline in occupancy levels and revenues may make it more difficult for the manager of any senior housing facility in which we invest to successfully generate income for us. Alternatively, to avoid a decline in occupancy, a manager may reduce the rates charged, which would also reduce our revenues and therefore negatively impact the ability to generate income.

Our ability to acquire senior housing facilities will be subject to the applicable REIT qualification tests, and we may have to hold these interests through taxable REIT subsidiaries (“TRS”), which may negatively impact our returns from these assets.

We are not permitted to operate our properties and we are dependent on the property managers of our properties and may be dependent on tenants in the future.

Because federal income tax laws generally restrict REITs and their pass-through subsidiaries from operating healthcare properties, we do not manage our senior housing facilities. Instead, currently we lease our facilities to our subsidiaries that qualify as TRSs under applicable REIT tax laws or otherwise contract with our TRSs to manage such facilities. In the future, we may lease our facilities to operating companies, including the facilities expected to be acquired in the Holiday Acquisition. We have retained property managers, some of which are affiliates of our manager, to manage communities that are leased to or operated by our TRSs. Our income from our properties may be adversely affected if our property managers or any future tenants fail to provide quality services and amenities to residents or if they fail to maintain quality service. Following the completion of the Holiday Acquisition, we will be significantly dependent on the Master Tenants to operate the facilities in the Holiday Portfolio. While we monitor our property managers’ performance and will monitor our future tenants’ performance, we have limited recourse under our management agreements, and expect to have limited recourse under our leases (including the Holiday master leases), if we believe that the property managers or future tenants are not performing adequately. Failure by our property managers or future tenants (including the Master Tenants) to fully perform the duties agreed to in our property management agreements or future leases could adversely affect our results of operations. In addition, our property managers and future tenants may manage, own or invest in, properties that compete with our properties, which may result in conflicts of interest. As a result, our property managers and future tenants may make decisions regarding competing properties that are not or would not be in our best interests.

Due to the dependency of our revenues on private pay sources, events which adversely affect the ability of seniors to afford the monthly resident fees (including downturns in the economy, housing market, consumer confidence or the equity markets and unemployment among resident family members) could cause our occupancy rates, revenues and results of operations to decline.

Costs to seniors associated with independent and assisted living services are not generally reimbursable under government reimbursement programs such as Medicaid. Economic downturns, softness in the housing market, higher levels of unemployment among resident family members, lower levels of consumer confidence, changes to social security benefits, stock market volatility, interest rate volatility, adverse changes to fixed income arrangements and/or changes in demographics could adversely affect the ability of seniors to afford our resident fees. If we are unable to retain and/or attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other service offerings, our occupancy rates, revenues and results of operations could decline.

Increases in labor costs at our senior housing facilities may have a material adverse effect on us.

Wages and employee benefits represent a significant part of our senior housing operating expenses, incurred by facilities leased to our TRSs. Our property managers and Holiday compete with other operators of senior housing facilities to attract and retain qualified personnel responsible for the day to day operations of each of these facilities. The market for qualified nurses and healthcare professionals is highly competitive. Periodic and geographic area shortages of nurses or other trained personnel may require our property managers and Holiday to increase the wages and benefits offered to its employees in order to attract and retain these personnel or to hire more expensive temporary personnel. Also, our property managers and Holiday may have to compete with numerous other employers for lesser skilled workers. As we acquire additional facilities, our property managers may be required to pay increased compensation or offer other incentives to retain key personnel and other employees. Employee benefits costs, including employee health insurance and workers’ compensation insurance costs, have materially increased in recent years. Increasing employee health and workers’ compensation insurance costs may materially and negatively affect our earnings at our senior housing facilities. We cannot assure that labor costs at our senior housing facilities will not increase or that any increase will be matched by corresponding increases in rates charged to residents. Any significant failure by our property managers and Holiday to control labor costs or to pass on any such increased labor costs to residents through rate increases could have a material adverse effect on our business, financial condition and results of operations.

Termination of assisted living resident agreements and resident attrition could adversely affect our revenues and earnings at our senior housing facilities.

State regulations governing assisted living facilities typically require a written resident agreement with each resident. Most of these regulations also require that each resident have the right to terminate these assisted living resident agreements for any reason on reasonable notice. Consistent with these regulations, most resident agreements at our senior housing facilities allow residents to terminate their agreements on 30 days’ notice. Thus, our property managers may be unable to contract with assisted living residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with terms of up to a year or longer. If a large number of residents elected to terminate their resident agreements at or around the same time, our revenues and earnings from our assisted living facilities could be materially and adversely affected. In addition, the advanced ages of the residents at our senior housing facilities makes the resident turnover rate in these facilities difficult to predict.

Our property managers and future tenants (including Holiday) may be faced with significant potential litigation and rising insurance costs that not only affect their ability to obtain and maintain adequate liability and other insurance, but also may affect their ability to pay their lease payments and fulfill their insurance and indemnification obligations to us.

In some states, advocacy groups monitor the quality of care at assisted and independent living communities, and these groups have brought litigation against operators. Also, in several instances, private litigation by assisted and independent living community residents or their families have succeeded in winning very large damage awards for alleged neglect. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance. The cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment in many parts of the United States continues. This may affect the ability of some of our property managers and future tenants (including Holiday) to obtain and maintain adequate liability and other insurance and manage their related risk exposures. In addition to causing some of our property managers and future tenants to be unable to fulfill their insurance, indemnification and other obligations to us under their leases and thereby potentially exposing us to those risks, these litigation risks and costs could cause some of our property managers and future tenants to become unable to pay rents due to us. Such nonpayment could potentially affect our ability to meet future monetary obligations under our financing arrangements.

The failure of our property managers and future tenants (including Holiday) to comply with laws relating to the operation of our property managers’ and future tenants’ (including Holiday’s) facilities may have a material adverse effect on the ability of our future tenants (including Holiday) to pay us rent, the profitability of our managed facilities and the values of our properties.

We and our property managers and our future tenants (including Holiday) are subject to or impacted by extensive, frequently changing federal, state and local laws and regulations. Some of these laws and regulations include: state and local licensure laws; laws protecting consumers against deceptive practices; laws relating to the operation of our properties and how our property managers and future tenants (including Holiday) conduct their operations, such as fire, health and safety laws and privacy laws; federal and state laws affecting communities that participate in Medicaid; the Americans with Disabilities Act and similar state and local laws; and safety and health standards set by the Occupational Safety and Health Administration. We and our property managers and future tenants (including Holiday) expend significant resources to maintain compliance with these laws and regulations, and responding to any allegations of noncompliance also results in the expenditure of significant resources. If we or our property managers or future tenants (including Holiday) fail to comply with any applicable legal requirements, or are unable to cure deficiencies, certain sanctions may be imposed and, if imposed, may adversely affect our future tenants’ (including Holiday’s) ability to pay their rent, the profitability of affected facilities managed by our property managers and the values of our properties. Further, changes in the regulatory framework could have a material adverse effect on the ability of our future tenants (including Holiday) to pay us rent (and any such nonpayment could potentially affect our ability to meet future monetary obligations under our financing arrangements), the profitability of our facilities managed by our property managers and the values of our properties.

We and our property managers and our future tenants (including Holiday) are required to comply with federal and state laws governing the privacy, security, use and disclosure of individually identifiable information, including financial information and protected health information. Under the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), we and our property managers and future tenants (including Holiday) are required to comply with the HIPAA privacy rule, security standards, and standards for electronic healthcare transactions. State laws also govern the privacy of individual health information, and these laws are, in some jurisdictions, more stringent than HIPAA. Other federal and state laws govern the privacy of individually identifiable information. If we or our property managers or future tenants (including Holiday) fail to comply with applicable federal or state standards, we or they could be subject to civil sanctions and criminal penalties, which could materially and adversely affect our business, financial condition and results of operations.

Our properties and their operations are subject to extensive regulations.

Various governmental authorities mandate certain physical characteristics of senior housing facilities. Changes in laws and regulations relating to these matters may require significant expenditures. Our property management agreements generally require our managers to maintain our properties in compliance with applicable laws and regulations, and we expend resources to monitor their compliance. We anticipate that any leases we sign in the future will also require our future tenants to maintain our properties in compliance with applicable laws and regulations. The Holiday master lease includes such requirements. However, our property managers and future tenants (including Holiday) may neglect maintenance of our properties if they suffer financial distress. We may agree to fund capital expenditures in return for rent increases. Our available financial resources or those of our property managers and future tenants (including Holiday) may be insufficient to fund the expenditures required to operate our properties in accordance with applicable laws and regulations. If we fund these expenditures, our future tenants’ (including Holiday’s) financial resources may be insufficient to satisfy their increased rental payments to us.

Licensing and Medicaid laws also require our property managers and future tenants (including Holiday) to comply with extensive standards governing their operations. In addition, certain laws prohibit fraud by senior housing operators and other healthcare communities, including civil and criminal laws that prohibit false claims in, Medicaid and other programs and that regulate patient referrals. In recent years, the federal and state governments have devoted increasing resources to monitoring the quality of care at senior housing communities and to anti-fraud investigations in healthcare operations generally. When violations of applicable laws are identified, federal or state authorities may impose civil monetary damages, treble damages, repayment requirements and criminal sanctions. Healthcare communities may also be subject to license revocation or conditional licensure and exclusion from Medicaid participation or conditional participation. When quality of care deficiencies or improper billing are identified, various laws may authorize civil money penalties or fines; the suspension, modification, or revocation of a license or Medicaid participation; the suspension or denial of admissions of residents; the denial of payments in full or in part; the implementation of state oversight, temporary management or receivership; and the imposition of criminal penalties. We, our property managers and our future tenants (including the Master Tenants) may receive notices of potential sanctions from time to time, and governmental authorities may impose such sanctions from time to time on our facilities. If our property managers and future tenants (including the Master Tenants) are unable to cure deficiencies which have been identified or which are identified in the future, these sanctions may be imposed, and if imposed, may adversely affect our future tenants’ (including the Master Tenants’) ability to pay rents to us (and any such nonpayment could potentially affect our ability to meet future monetary obligations under our financing arrangements), and our ability to identify substitute property managers or tenants. Federal and state requirements for change in control of healthcare communities, including, as applicable, approvals of the proposed operator for licensure, certificate of need and Medicaid participation, may also limit or delay our ability to find substitute tenants or property managers. If any of our property managers or future tenants (including the Master Tenants) becomes unable to operate our properties, or if any of our future tenants becomes unable to pay its rent because it has violated government regulations or payment laws, we may experience difficulty in finding a substitute tenant or property manager or selling the affected property for a fair and commercially reasonable price, and the value of an affected property may decline materially.

There can be no assurance that the Holiday Acquisition will be completed on the terms contemplated herein, in accordance with the anticipated timing or at all, and the closing of the Offering is not conditioned upon the completion of the Holiday Acquisition.

There can be no assurance that the Holiday Acquisition will be completed on the terms contemplated herein, in accordance with the anticipated timing or at all. In order to complete the Holiday Acquisition, certain regulatory and other consents and approvals must be received in a timely manner. If these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the Purchase Agreement, then neither we, nor Holiday, will be obligated to complete the Holiday Acquisition. The Purchase Agreement also contains certain other conditions to completion which may not be satisfied or waived and is subject to our ability to obtain $700 million of debt financing. In addition, under certain circumstances specified in the Purchase Agreement, we or Holiday may terminate the Purchase Agreement.

We cannot assure you that sources of debt financing or alternative sources of financing, which are necessary to close the acquisition of the Holiday Portfolio, will be available on favorable terms or at all.

We need to utilize additional debt financing, or alternative sources of financing, to complete the acquisition of the Holiday Portfolio. There can be no assurance that financing will be available to us on favorable terms or at all. We may incur substantial costs in pursuing additional financing to complete the acquisition of the Holiday Portfolio, including legal fees, accounting fees, financial advisory and other costs. These costs may be significant and could have an adverse impact on our operating results.

Assuming the completion of the Holiday Acquisition, a significant percentage of our total assets and revenues is expected to be attributable to the Holiday Portfolio and related leases.

Our expected investment in the Holiday Portfolio would represent approximately 25% of our assets on a pro forma basis as of September 30, 2013. In addition, we estimate that the revenue from the Holiday Portfolio would represent approximately 25% of our total revenues on a pro forma basis for the quarter ended September 30, 2013. Accordingly, since the Holiday Portfolio is expected to represent a significant portion of our assets and the leases related to the Holiday Portfolio are expected to represent a significant portion of our revenues, defaults, breaches or delays in payment of rent by the Master Tenants or Guarantor could materially and adversely affect us. Additionally, as a result of this expected revenue concentration, our results of operations, liquidity and financial condition may be closely tied to the performance of the facilities that we lease to the Master Tenants.

The Master Tenants may be unable to cover their lease obligations to us, and there can be no assurance that the Guarantor will be able to cover any shortfall.

The Holiday Portfolio is currently owner-operated by Holiday. As a result, Holiday does not currently have a lease expense to cover like the lease expense that will be payable to us under the master leases if the Holiday Acquisition is completed. If our master leases had been in effect for the nine months ended September 30, 2013, EBITDAR less capital expenditures from the Holiday Portfolio, excluding any contribution from the Guarantor, would have resulted in a lease coverage ratio (i.e., the ratio of (i) EBITDAR less capital expenditures to (ii) lease expense) of 1.04x.

If any of the Master Tenants is not able to satisfy its obligations to us, we would be entitled, among other remedies, to use any funds of Holiday then held in escrow by us (initially $43.5 million) and to seek recourse against the Guarantor under its guaranty of the applicable master lease. Such guaranty includes certain financial covenants of the Guarantor, including maintaining a minimum net worth of $150 million (book value plus accumulated depreciation, and certain other adjustments as defined in the guaranty), a minimum fixed charge coverage ratio of 1.10 and a maximum leverage ratio of 10 to 1. As of the date of this report, the Guarantor has guaranteed, or agreed to guarantee, significant lease obligations of various other subsidiaries in addition to its guaranty of the Master Tenants’ obligations. In the future, the Guarantor may execute additional guaranties of the lease obligations of its subsidiaries without limitation. Upon the closing of the Holiday Acquisition, the Guarantor has informed us that it will have a net worth (net assets plus accumulated depreciation) of approximately $432 million (which amount includes a $43.5 million security deposit posted by the Master Tenants). There can be no assurance that the Guarantor will have the resources necessary to satisfy its obligations to us under its guaranty of the master leases in the event that any of the Master Tenants fails to satisfy its lease obligations to us in full, which could have a material adverse effect on us.

Our acquisitions of senior housing facilities may not be successful.

We intend to acquire additional senior housing facilities. We cannot assure that we will be able to consummate attractive acquisition opportunities or that acquisitions we make will be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties. Newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of our acquisitions. Notwithstanding pre-acquisition due diligence, we do not believe that it is possible to fully understand a property before it is owned and operated for an extended period of time. For example, we could acquire a property that contains undisclosed defects in design or construction. In addition, after our acquisition of a property, the market in which the acquired property is located may experience unexpected changes that adversely affect the property’s value. The occupancy of properties that we acquire may decline during our ownership, and rents or returns that are in effect or expected at the time a property is acquired may decline thereafter. Also, our property operating costs for acquisitions may be higher than we anticipate and acquisitions of properties may not yield the returns we expect and, if financed using debt or new equity issuances, may result in stockholder dilution. For these reasons, among others, our business plan to acquire additional properties may not succeed or may cause us to experience losses.

Our investments in debt securities and loans are subject to changes in credit spreads, which could adversely affect our ability to realize gains on the sale of such investments.

Debt securities and loans are subject to changes in credit spreads. Credit spreads measure the yield demanded on securities and loans by the market based on their credit relative to a specific benchmark.

Fixed rate securities and loans are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. Floating rate securities and loans are valued based on a market credit spread over LIBOR and are affected similarly by changes in LIBOR spreads. Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these securities and loans, resulting in the use of a higher, or “wider,” spread over the benchmark rate to value such securities. Under such conditions, the value of our debt securities and loan portfolios would tend to decline. Conversely, if the spread used to value such securities were to decrease, or “tighten,” the value of our debt securities portfolio would tend to increase. Such changes in the market value of our debt securities and loan portfolios may affect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital. During 2008 through the first quarter of 2009, credit spreads widened substantially. This widening of credit spreads caused the net unrealized gains on our securities, loans and derivatives, recorded in accumulated other comprehensive income or retained earnings, and therefore our book value per share, to decrease and resulted in net losses.

In addition, if the value of our loans subject to financing agreements were to decline, it could affect our ability to refinance such loans upon the maturity of the related repurchase agreements. Any credit or spread related losses incurred with respect to our loans would affect us in the same way as similar losses on our real estate securities portfolio as described above.

Any hedging transactions that we enter into may limit our gains or result in losses.

We have used (and may continue to use, when feasible and appropriate) derivatives to hedge a portion of our interest rate exposure, and this approach has certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. We have adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures or require that we hedge any specific amount of risk. From time to time, we use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

There are limits to the ability of any hedging strategy to protect us completely against interest rate risks. When rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of the items, generally our liabilities, that we hedge. We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, our hedging strategy may limit our flexibility by causing us to refrain from taking certain actions that would be potentially profitable but would cause adverse consequences under the terms of our hedging arrangements.

The REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), limit our ability to hedge. In managing our hedge instruments, we consider the effect of the expected hedging income on the REIT qualification tests that limit the amount of gross income that a REIT may receive from hedging. We need to carefully monitor, and may have to limit, our hedging strategy to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts that would cause us to fail the REIT gross income and asset tests. In addition, our ability to hedge is limited by certain undertakings that we made to the U.S. Commodity Futures Trading Commission in order to avail ourselves of no-action relief from the requirement to register as a commodity pool operator.

Accounting for derivatives under U.S. generally accepted accounting principles (“GAAP”), is extremely complicated. Any failure by us to account for our derivatives properly in accordance with GAAP in our financial statements could adversely affect our earnings.

Under certain conditions, increases in prepayment rates can adversely affect yields on many of our investments.

The value of many of the assets in which we invest may be affected by prepayment rates on these assets. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of floating rate assets may, because of the risk of prepayment, benefit less than fixed rate assets from declining interest rates. Conversely, in periods of rising interest rates, prepayments on loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

In addition, when market conditions lead us to increase the portion of our CDO investments that are comprised of floating rate securities, the risk of assets inside our CDOs prepaying increases. Since our CDO financing costs are locked in, reinvestment of such prepayment proceeds at lower yields than the initial investments, as a result of changes in the interest rate or credit spread environment, will result in a decrease of the return on our equity and therefore our net income.

Changes in accounting rules could occur at any time and could impact us in significantly negative ways that we are unable to predict or protect against.

As has been widely publicized, the SEC, the Financial Accounting Standards Board and other regulatory bodies that establish the accounting rules applicable to us have recently proposed or enacted a wide array of changes to accounting rules. Moreover, in the future these regulators may propose additional changes that we do not currently anticipate. Changes to accounting rules that apply to us could significantly impact our business or our reported financial performance in negative ways that we cannot predict or protect against. We cannot predict whether any changes to current accounting rules will occur or what impact any codified changes will have on our business, results of operations, liquidity or financial condition.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a public company, we are required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. Our management identified a material weakness in our internal controls with respect to our financial statements for the year ended December 31, 2011. Although this was remediated, we cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we believe that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal control over financial reporting as of the required dates. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us by, for example, leading to a decline in our share price and impairing our ability to raise capital.

Environmental compliance costs and liabilities related to real estate that we own, or in which we have interests, may adversely affect our results of operations.

Our operating costs may be affected by the cost of complying with existing or future environmental laws, ordinances and regulations with respect to the properties, or loans secured by such properties, or by environmental problems that materially impair the value of such properties. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may adversely affect the owner’s ability to borrow using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses it may be operated, and these restrictions may require expenditures. In connection with the direct or indirect ownership and operation of properties, we may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could adversely affect our results of operations and financial condition.

Lawsuits, investigations and indemnification claims could result in significant liabilities and reputational harm, which could materially adversely affect our results of operations, financial condition and liquidity.

From time to time, we may be involved in lawsuits or investigations or receive claims for indemnification. Our efforts to resolve any such lawsuits, investigations or claims could be very expensive and highly damaging to our reputation, even if the underlying claims are without merit. We could potentially be found liable for significant damages or indemnification obligations. Such developments could have a material adverse effect on our business, results of operations and financial condition.

We may invest in operating businesses in distressed industries, and such investments are subject to operational and other business risks.

We opportunistically pursue a variety of investments and, as a consequence, we are subject to risks of the industries in which we may invest, which may include non-real estate related operating businesses in deeply distressed industries. These investments are subject to the risks of the industry in which such business(es) operate, and we expect any businesses we acquire to be subject to similar issues and risks. Businesses operating in distressed industries can face declining revenues, profitability, margins, customer base, product acceptance and growth prospects as well as concerns regarding increased fixed costs, lack of available financing or lack of a viable long-term strategy. Some or all of these risks may exist in any investment we make in a distressed business or industry. As a result, investments in distressed operating businesses involve heightened risks, and we cannot assure you that any such investments will be profitable. We may acquire significant positions in distressed businesses for strategic reasons, which may require us to expend significant capital on investments that differ from, and involve a higher degree of risk than, other assets currently in our portfolio. In addition, acquiring an operating business exposes us to some or all of the meaningful risks associated with owning an operating business. Any loss of invested capital in such businesses would adversely affect our results of operation, profitability and the amount of funds available for distribution as a dividend to our stockholders.

Our agreements with New Residential may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties, and we have agreed to indemnify New Residential for certain liabilities.

We completed a spin-off of New Residential in May 2013. The terms of the agreements related to the spin-off of New Residential, including a Separation and Distribution Agreement dated April 26, 2013 (the “Separation and Distribution Agreement”) between us and New Residential and a management agreement between our manager and New Residential, were not negotiated among unaffiliated third parties. Such terms were proposed by our officers and other employees of our manager and approved by our board of directors. As a result, these terms may be less favorable to us than the terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

In the Separation and Distribution Agreement, we have agreed to indemnify New Residential and its affiliates and representatives against losses arising from: (a) any liability related to our junior subordinated notes due 2035; (b) any other liability that has not been defined as a liability of New Residential; (c) any failure by us and our subsidiaries (other than New Residential and its subsidiaries) (collectively, the “Newcastle Group”) to pay, perform or otherwise promptly discharge any liability listed under (a) and (b) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement; (d) any breach by any member of the Newcastle Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the information statement or the registration statement of which the information statement is a part that relates solely to any assets owned, directly or indirectly by us, other than New Residential’s initial portfolio of assets. Any indemnification payments that we may be required to make could have a significantly negative effect on our liquidity and results of operations.

Risks Related to New Media

The risks factors set forth in this section describe risks that New Media will face following the completion of the restructuring of GateHouse, as a result of which the reorganized GateHouse will be contributed to New Media. There can be no assurance that the restructuring will be completed.

New Media depends to a great extent on the economies and the demographics of the local communities that it serves, and it is also susceptible to general economic downturns, which have had, and could continue to have, a material and adverse impact on its advertising and circulation revenues and on its profitability.

New Media’s advertising revenues and, to a lesser extent, circulation revenues, depend upon a variety of factors specific to the communities that its publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general and the economic condition of the retail segments of the communities that its publications serve. If the local economy, population or prevailing retail environment of a community it serves experiences a downturn, our publications, revenues and profitability in that market could be adversely affected. New Media’s advertising revenues are also susceptible to negative trends in the general economy, like the economic downturn recently experienced, that affect consumer spending. The advertisers in its newspapers and other publications and related websites are primarily retail businesses that can be significantly affected by regional or national economic downturns and other developments. Continuing or deepening softness in the U.S. economy could also significantly affect key advertising revenue categories, such as help wanted, real estate and automotive.

Uncertainty and adverse changes in the general economic conditions of markets in which New Media participates may negatively affect its business.

Current and future conditions in the economy have an inherent degree of uncertainty. As a result, it is difficult to estimate the level of growth or contraction for the economy as a whole. It is even more difficult to estimate growth or contraction in various parts, sectors and regions of the economy, including the markets in which New Media participates. Adverse changes may occur as a result of weak global economic conditions, rising oil prices, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, declines in real estate values, or other factors affecting economic conditions in general. These changes may negatively affect the sales of New Media’s products, increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, or increase costs associated with publishing and distributing its publications.

New Media’s indebtedness and any future indebtedness may limit its financial and operating activities and its ability to incur additional debt to fund future needs or dividends.

Pursuant to the restructuring, GateHouse may enter into a new debt facility on the effective date of the plan. Additionally, in connection with the Local Media acquisition, Local Media’s parent company entered into a credit facility. This indebtedness and any future indebtedness New Media incurs could:

•

require New Media to dedicate a portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness it may incur in the future, thereby reducing the funds available for other purposes, including dividends or other distributions;

•	subject New Media to increased sensitivity to increases in prevailing interest rates;

•	place New Media at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce New Media’s flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, New Media’s indebtedness could limit its ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which would have a material effect on its business and financial condition. New Media’s liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within its control.

New Media may not generate a sufficient amount of cash or generate sufficient funds from operations to fund its operations, pay dividends or repay its indebtedness.

New Media’s ability to make payments on its indebtedness as required depends on its ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

If New Media does not generate sufficient cash flow from operations to satisfy its debt obligations, including interest payments and the payment of principal at maturity, New Media may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. New Media cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, New Media’s ability to refinance would depend upon the condition of the finance and credit markets. New Media’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations.

The collectability of accounts receivable under adverse economic conditions could deteriorate to a greater extent than provided for in New Media’s financial statements and in its projections of future results.

Adverse economic conditions in the United States have increased New Media’s exposure to losses resulting from financial distress, insolvency and the potential bankruptcy of its advertising customers. New Media’s accounts receivable are stated at net estimated realizable value and New Media’s allowance for doubtful accounts has been determined based on several factors, including receivable agings, significant individual credit risk accounts and historical experience. If such collectability estimates prove inaccurate, adjustments to future operating results could occur.

If there is a significant increase in the price of newsprint or a reduction in the availability of newsprint, New Media’s results of operations and financial condition may suffer.

The basic raw material for New Media’s publications is newsprint. New Media generally maintains only a 45 to 55-day inventory of newsprint, although its participation in a newsprint-buying consortium has helped ensure adequate supply. An inability to obtain an adequate supply of newsprint at a favorable price or at all in the future could have a material adverse effect on New Media’s ability to produce its publications. Historically, the price of newsprint has been volatile, reaching a high of approximately $823 per metric ton in 2008 and experiencing a low of almost $410 per metric ton in 2002. The average price of newsprint for 2012 was approximately $667 per metric ton. Recent and future consolidation of major newsprint suppliers may adversely affect price competition among suppliers. Significant increases in newsprint costs for properties and periods not covered by our newsprint vendor agreement could have a material adverse effect on New Media’s financial condition and results of operations.

New Media competes with a large number of companies in the local media industry; if New Media is unable to compete effectively, its advertising and circulation revenues may decline.

New Media’s business is concentrated in newspapers and other print publications located primarily in small and midsize markets in the United States. Its revenues primarily consist of advertising and paid circulation. Competition for advertising revenues and paid circulation comes from direct mail, directories, radio, television, outdoor advertising, other newspaper publications, the internet and other media. For example, as the use of the internet and mobile devices has increased, New Media has lost some classified advertising and subscribers to online advertising businesses and its free internet sites that contain abbreviated versions of its publications. Competition for advertising revenues is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels. Competition for circulation is based largely upon the content of the publication and its price and editorial quality. New Media’s local and regional competitors vary from market to market and many of its competitors for advertising revenues are larger and have greater financial and distribution resources than it does. New Media may incur increased costs competing for advertising expenditures and paid circulation. It may also experience a decline of circulation or print advertising revenue due to alternative media, such as the internet. If it is not able to compete effectively for advertising expenditures and paid circulation, its revenues may decline.

New Media is undertaking a strategic re-alignment of its business that could have a material adverse financial impact if unsuccessful.

New Media is undertaking a strategic re-alignment of its business. Among other things, it is implementing the standardization and centralization of systems and process, the outsourcing of certain financial processes and the use of new software for its circulation, advertising and editorial systems. As a result of ongoing strategic evaluation and analysis, it has made and will continue to make changes that, if unsuccessful, could have a material adverse financial impact.

New Media has invested in growing its digital business, but such investments may not be successful, which could adversely affect its results of operations.

New Media continues to evaluate its business and how it intends to grow its digital business. Internal resources and effort are put towards this business and key partnerships have been entered into to assist with New Media’s digital business. New Media continues to believe that its digital businesses offer opportunities for revenue growth to support and, in some cases, offset the revenue trends it has seen in its print business. There can be no assurances that the partnerships New Media has entered into or the internal strategy being employed will result in generating or increasing digital revenues in amounts necessary to stabilize or offset trends in print revenues. In addition, New Media has a limited history of operations in this area and there can be no assurances that past performance will be indicative of future performance or future trends. If New Media’s digital strategy is not as successful as it anticipates, its financial condition, results of operations and ability to pay dividends could be adversely affected.

If New Media is unable to retain and grow its digital audience and advertiser base, its digital businesses will be adversely affected.

Given the ever-growing and rapidly changing number of digital media options available on the internet, New Media may not be able to increase its online traffic sufficiently and retain or grow a base of frequent visitors to its websites and applications on mobile devices.

Accordingly, New Media may not be able to create sufficient advertiser interest in its digital businesses and to maintain or increase the advertising rates of the inventory on its websites.

In addition, the ever-growing and rapidly changing number of digital media options available on the internet may lead to technologies and alternatives that New Media is not able to offer or about which it is not able to advise. Such circumstances could directly and adversely affect the availability, applicability, marketability and profitability of the suite of New Media’s services and the private ad exchange it offers as a significant part of its digital business.

Technological developments and any changes New Media makes to its business model may require significant capital investments. Such investments may be restricted by its current or future credit facilities.

New Media’s business is subject to seasonal and other fluctuations, which affects its revenues and operating results.

New Media’s business is subject to seasonal fluctuations that it expects to continue to be reflected in its operating results in future periods. Its first fiscal quarter of the year tends to be its weakest quarter because advertising volume is at its lowest levels following the December holiday season. Correspondingly, New Media’s second and fourth fiscal quarters tend to be its strongest because they include heavy holiday and seasonal advertising. Other factors that affect New Media’s quarterly revenues and operating results may be beyond its control, including changes in the pricing policies of its competitors, the hiring and retention of key personnel, wage and cost pressures, distribution costs, changes in newsprint prices and general economic factors.

New Media could be adversely affected by continued declining circulation.

Overall daily newspaper circulation, including national and urban newspapers, has declined in recent years. For the year ended December 31, 2012, circulation revenue decreased by $0.3 million, or 0.2%, as compared to the year ended January 1, 2012. There can be no assurance that New Media’s circulation will not continue to decline in the future. New Media has been able to maintain its annual circulation revenue from existing operations in recent years through, among other things, increases in its per copy prices. However, there can be no assurance that New Media will be able to continue to increase prices to offset any declines in circulation. Further declines in circulation could impair New Media’s ability to maintain or increase its advertising prices, cause purchasers of advertising in its publications to reduce or discontinue those purchases and discourage potential new advertising customers, all of which could have a material adverse effect on its business, financial condition, results of operations, cash flows and ability to pay a dividend.

The increasing popularity of digital media could also adversely affect circulation of New Media’s newspapers, which may decrease circulation revenue and cause more marked declines in print advertising. If New Media is not successful in offsetting such declines in revenues from its print products, its business, financial condition and prospects will be adversely affected.

New Media’s predecessor has a history of losses and may not be able to achieve or maintain profitable operations in the future.

New Media’s predecessor experienced losses from continuing operations of approximately $27.5 million, $21.0 million and $25.5 million in 2012, 2011 and 2010, respectively. Its results of operations in the future will depend on many factors, including its ability to execute its business strategy and realize efficiencies through its clustering strategy. New Media’s failure to achieve profitability in the future could adversely affect the trading price of its common stock and its ability to pay dividends and raise additional capital for growth.

The value of New Media’s intangible assets may become impaired, depending upon future operating results.

As part of an annual impairment assessment, the fair values of New Media’s reporting units for goodwill impairment testing and newspaper mastheads will be estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that its management believed were appropriate in the circumstances. The estimates and judgments used in the assessment will include multiples for revenue and earnings before interest, taxes, depreciation and amortization, the weighted average cost of capital and the terminal growth rate. In light of recent market conditions, New Media’s predecessor determined that recent transactions provided the best estimate of the fair value of its reporting units and no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads.

The newspaper industry and New Media’s predecessor have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, New Media may be required to record additional impairment charges in the future.

New Media is subject to environmental and employee safety and health laws and regulations that could cause it to incur significant compliance expenditures and liabilities.

New Media’s operations are subject to federal, state and local laws and regulations pertaining to the environment, storage tanks and the management and disposal of wastes at its facilities. Under various environmental laws, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Such laws often impose liability on the owner or operator without regard to fault and the costs of any required investigation or cleanup can be substantial. Although in connection with certain of New Media’s acquisitions it has rights to indemnification for certain environmental liabilities, these rights may not be sufficient to reimburse it for all losses that it might incur if a property acquired by it has environmental contamination.

New Media’s operations are also subject to various employee safety and health laws and regulations, including those pertaining to occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws tend to be complex, comprehensive and frequently changing. As a result, New Media may be involved from time to time in administrative and judicial proceedings and investigations related to environmental and employee safety and health issues. These proceedings and investigations could result in substantial costs to New Media, divert its management’s attention and adversely affect New Media’s ability to sell, lease or develop its real property. Furthermore, if it is determined that New Media is not in compliance with applicable laws and regulations, or if New Media’s properties are contaminated, it could result in significant liabilities, fines or the suspension or interruption of the operations of specific printing facilities.

Future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to New Media, may give rise to additional compliance or remedial costs that could be material.

Sustained increases in costs of employee health and welfare benefits may reduce New Media’s profitability. Moreover, New Media’s pension plan obligations are currently unfunded, and New Media may have to make significant cash contributions to its plans, which could reduce the cash available for its business.

In recent years, New Media’s predecessor has experienced significant increases in the cost of employee medical benefits because of economic factors beyond its control, including increases in health care costs. At least some of these factors may continue to put upward pressure on the cost of providing medical benefits. Although New Media’s predecessor has actively sought to control increases in these costs, there can be no assurance that New Media will succeed in limiting cost increases, and continued upward pressure could reduce the profitability of New Media’s businesses.

New Media’s pension and post retirement plans were underfunded (accumulated benefit obligation) by $15.5 million at December 30, 2012. The pension plan invests in a variety of equity and debt securities, many of which were affected by the recent disruptions in the credit and capital markets in 2009 and 2010. Future volatility and disruption in the stock markets could cause further declines in the asset values of our pension plans. In addition, a decrease in the discount rate used to determine minimum funding requirements could result in increased future contributions. If either occurs, New Media may need to make additional pension contributions above what is currently estimated, which could reduce the cash available for its businesses.

New Media may not be able to protect intellectual property rights upon which its business relies and, if New Media loses intellectual property protection, its assets may lose value.

New Media’s business depends on its intellectual property, including, but not limited to, New Media’s titles, mastheads, content and services, which New Media attempts to protect through patents, copyrights, trade laws and contractual restrictions, such as confidentiality agreements. New Media believes its proprietary and other intellectual property rights are important to its continued success and competitive position.

Despite New Media’s efforts to protect its proprietary rights, unauthorized third parties may attempt to copy or otherwise obtain and use New Media’s content, services and other intellectual property, and New Media cannot be certain that the steps it has taken will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. If New Media is unable to procure, protect and enforce its intellectual property rights, it may not realize the full value of these assets, and its business may suffer. If New Media must litigate to enforce its intellectual property rights or determine the validity and scope of the proprietary rights of third parties, such litigation may be costly and divert the attention of its management from day-to-day operations.

New Media depends on key personnel, and it may not be able to operate or grow its business effectively if it loses the services of any of its key personnel or is unable to attract qualified personnel in the future.

The success of New Media’s business is heavily dependent on its ability to retain its management and other key personnel and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and New Media may not be able to retain its personnel. Although New Media’s predecessor has entered into employment agreements with certain of key personnel, these agreements do not ensure that such key personnel will continue in their present capacity with New Media for any particular period of time. New Media does not have key man insurance for any of its current management or other key personnel. The loss of any key personnel would require New Media’s remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect New Media’s ability to operate or grow its business.

A shortage of skilled or experienced employees in the media industry, or New Media’s inability to retain such employees, could pose a risk to achieving improved productivity and reducing costs, which could adversely affect New Media’s profitability.

Production and distribution of our various publications requires skilled and experienced employees. A shortage of such employees, or New Media’s inability to retain such employees, could have an adverse impact on its productivity and costs, New Media’s ability to expand, develop and distribute new products and its entry into new markets. The cost of retaining or hiring such employees could exceed our expectations which could adversely affect New Media’s results of operations.

A number of New Media’s employees are unionized, and its business and results of operations could be adversely affected if current or additional labor negotiations or contracts were to further restrict its ability to maximize the efficiency of its operations.

As of December 30, 2012, New Media’s predecessor employed approximately 4,565 employees, of whom approximately 691 (or approximately 15%) were represented by 23 unions. 95% of the unionized employees are in three states: Massachusetts, Illinois and Ohio and represent 27%, 38% and 30% of all New Media’s union employees, respectively. Most of New Media’s unionized employees work under collective bargaining agreements that expire in 2014.

Although New Media’s newspapers have not experienced a union strike in the recent past nor does New Media anticipate a union strike occurring, New Media cannot preclude the possibility that a strike may occur at one or more of its newspapers at some point in the future. New Media believes that, in the event of a newspaper strike, New Media would be able to continue to publish and deliver to subscribers, which is critical to retaining advertising and circulation revenues, although there can be no assurance of this.

New Media’s potential inability to successfully execute cost control measures could result in greater than expected total operating costs.

New Media’s predecessor has implemented general cost control measures, and New Media expects to continue such cost control efforts in the future. If New Media does not achieve expected savings as a result of such measures or if its operating costs increase as a result of its growth strategy, its total operating costs may be greater than expected. In addition, reductions in staff and employee benefits could affect its ability to attract and retain key employees.

New Media may not realize all of the anticipated benefits of the Local Media acquisition or potential future acquisitions, which could adversely affect its business, financial condition and results of operations.

New Media’s ability to realize the anticipated benefits of the Local Media acquisition or potential future acquisitions of assets or companies will depend, in part, on our ability to scale-up to appropriately integrate the businesses of Local Media and other such acquired companies with our business. The process of acquiring assets or companies may disrupt our business and may not result in the full benefits expected. Additionally, New Media may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to New Media. In addition, valuations of potential acquisitions may rise materially, making it economically unfeasible to complete identified acquisitions. The risks associated with the recent Local Media acquisition and potential future acquisitions include, among others:

•	uncoordinated market functions;

•	unanticipated issues in integrating the operations and personnel of the acquired businesses;

•	the incurrence of indebtedness and the assumption of liabilities;

•	the incurrence of significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	unanticipated adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	not retaining key employees, vendors, service providers, readers and customers of the acquired businesses; and

•	the diversion of management’s attention from ongoing business concerns.

If New Media is unable to successfully implement its acquisition strategy or address the risks associated with the Local Media acquisition or potential future acquisitions, or if New Media encounters unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, New Media’s growth and ability to compete may be impaired, New Media may fail to achieve acquisition synergies and it may be required to focus resources on integration of operations rather than other profitable areas. Moreover, the success of any acquisition will depend upon New Media’s ability to effectively integrate the acquired assets or businesses. The acquired assets or businesses may not contribute to New Media’s revenues or earnings to any material extent, and cost savings and synergies New Media expects at the time of an acquisition may not be realized once the acquisition has been completed. Furthermore, if New Media incurs indebtedness to finance an acquisition, the acquired business may not be able to generate sufficient cash flow to service that indebtedness. Unsuitable or unsuccessful acquisitions could adversely affect New Media’s business, financial condition, results of operations, cash flow and ability to pay distributions.

New Media’s future financial results will be affected by the adoption of fresh start reporting and may not reflect historical trends.

New Media will acquire substantially all of the assets of New Media’s predecessor, GateHouse, pursuant to GateHouse’s restructuring. The restructuring of GateHouse will result in New Media becoming a new reporting entity and adopting fresh-start accounting. As required by fresh-start accounting, New Media will cause its predecessor’s assets and liabilities to be adjusted to measured value, and New Media will recognize certain assets and liabilities not previously recognized in its predecessor’s financial statements. Accordingly, New Media’s financial condition and results of operations from and after the Effective Date may not be comparable to the financial condition and results of operations reflected in its predecessor’s historical consolidated financial statements, including those presented herein.

GateHouse’s bankruptcy filing may have a negative impact on New Media.

As a result of the restructuring, GateHouse may be the subject of negative publicity which may have an impact on its image and the image of its operations and its reputation, stature and relationship within the community. This negative publicity may have an effect on the terms under which some customers, advertisers and suppliers are willing to continue to do business with New Media and could materially adversely affect its business, financial condition and results of operations.

The restructuring of GateHouse could adversely affect New Media’s business, financial condition and results of operations .

GateHouse’s restructuring could adversely affect New Media’s operations, including relationships with its advertisers, employees and others. There is a risk, due to uncertainty about New Media’s future, that, among other things:

•	advertisers could move to other forms of media, including New Media’s competitors that have comparatively greater financial resources and that are in comparatively less financial distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with New Media or demand financial assurances or enhanced performance, any of which could impair New Media’s prospects.

Any of these factors could materially adversely affect New Media’s business, financial condition and results of operations.

New Media cannot be certain that the restructuring of GateHouse will not adversely affect its operations going forward.

New Media cannot provide assurance that the restructuring of GateHouse will not adversely affect its future operations. New Media’s suppliers and vendors could stop providing supplies or services to it or provide such supplies or services only on unfavorable terms such as “cash on delivery,” “cash on order” or other terms that could have an adverse impact on New Media’s short-term cash flows. In addition, the restructuring may adversely affect New Media’s ability to retain existing readers and advertisers, attract new readers and advertisers and maintain contracts that are critical to its operations.

GateHouse’s independent audit report includes cautionary language on its ability to continue as a going concern.

The audit report issued by GateHouse’s independent registered public accounting firm on its audited financials for the fiscal year ended December 30, 2012, contains an explanatory paragraph regarding GateHouse’s ability to continue as a going concern. This explanatory paragraph indicates there is substantial doubt on the part of GateHouse’s independent registered public accounting firm as to its ability to continue as a going concern due to its entrance into the Restructuring Support Agreement (the “Support Agreement”), effective September 3, 2013, among GateHouse, an administrative agent, Newcastle and other lenders under the Credit Agreement, in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the restructuring of GateHouse pursuant to the Plan. The Support Agreement required GateHouse to file a voluntary petition seeking to reorganize under chapter 11 of the U.S. bankruptcy code, which it did on September 27, 2013.

GateHouse has prepared its financial statements on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. GateHouse’s financial statements do not include any adjustments that would be necessary should it be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in its financial statements.

New Media’s Predecessor experienced declines in its credit ratings, which could adversely affect our ability to obtain new financing to fund our operations and strategic initiatives or to refinance our existing debt at attractive rates.

During 2008, GateHouse’s credit rating was downgraded to below investment grade by both Standard & Poor’s and Moody’s Investors Service. GateHouse’s credit rating was further downgraded in 2009 and 2010. These downgrades will negatively affect New Media’s cost of financing and subject New Media to more restrictive covenants than those that might otherwise apply. As a result, New Media’s financing options may be limited. Any future downgrades in New Media’s credit ratings could further increase its borrowing costs, subject it to more onerous terms and reduce or eliminate its borrowing flexibility in the future. Such limitations on its financing options may adversely affect its ability to refinance existing debt and incur new debt to fund its operations and strategic initiatives.

New Media’s Predecessor experienced declines in advertising revenue, and further declines, which could adversely affect our results of operations and financial condition, may occur.

New Media’s predecessor, GateHouse, experienced declines in advertising revenue over the past few years, due primarily to the economic recession and advertisers’ shift from print to digital media. Advertising revenue decreased by $26.2 million, or 7.3%, in the year ended December 30, 2012, as compared to the year ended January 1, 2012. Advertising revenue decreased by $15.3 million, or 9.2%, in the six months ended June 30, 2013, as compared to the six months ended July 1, 2012. New Media continues to search for organic growth opportunities, including in its digital advertising business, and for ways to stabilize print revenue declines through new product launches and pricing. However, there can be no assurance that New Media’s advertising revenue will not continue to decline. Further declines in advertising revenue could adversely affect New Media’s results of operations and financial condition.

New Media may not be able to pay dividends in accordance with its announced intent or at all.

New Media has announced its intent to pay a substantial portion of our free cash flow as a dividend to its stockholders, subject to satisfactory financial performance and approval by its board of directors. Its ability to declare future dividends will depend on its future financial performance, which in turn depends on the successful implementation of its strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, demand and selling prices for its products and other factors specific to its industry or specific projects, many of which are beyond its control. Therefore, New Media’s ability to generate free cash flow depends on the performance of its operations and could be limited by decreases in its profitability or increases in costs, capital expenditures or debt servicing requirements.

New Media’s predecessor suspended the payments of dividends commencing with the second quarter of 2008. New Media will own substantially all of its predecessor’s assets, and its predecessor experienced revenue and cash flow declines in the years since 2008. In addition, New Media may acquire additional companies with declining cash flow as part of a strategy aimed at stabilizing cash flow through expense reduction and digital expansion. If its strategy is not successful, New Media may not be able to pay dividends.

As a holding company, New Media is also dependent on its subsidiaries being able to pay dividends to New Media. If New Media’s subsidiaries incur debt or losses, such indebtedness or loss may impair their ability to pay dividends or make other distributions to New Media. In addition, New Media’s ability to pay dividends will be substantially affected by the ability of its subsidiaries to provide cash to New Media. The ability of New Media’s subsidiaries to declare and pay dividends to New Media will be dependent on their cash income and cash available and may be restricted under applicable law or regulation. Under Delaware law, approval of the board of directors is required to approve any dividend, which may only be paid out of surplus or net profit for the applicable fiscal year. In addition, New Media or its subsidiaries may be subject to restrictions on the ability to pay dividends under instruments governing indebtedness. New Media may not be able to pay dividends in accordance with its announced intent or at all.

Risks Related to Our REIT Status and Other Matters

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We operate in a manner intended to qualify us as a REIT for federal income tax purposes. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we do not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes, and the tax treatment of participation interests that we hold in mortgage loans and mezzanine loans, may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the Internal Revenue Service (the “IRS”) will not contend that our interests in subsidiaries or other issuers violate the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock. Unless entitled to relief under certain provisions of the Code, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we initially ceased to qualify as a REIT.

Our failure to qualify as a REIT would create issues under a number of our financings and other agreements and would cause our common and preferred stock to be delisted from the NYSE.

Our failure to qualify as a REIT would create issues under a number of our financing and other agreements. In addition, the NYSE requires, as a condition to the continued listing of our common and preferred stock, that we maintain our REIT status. Consequently, if we fail to maintain our REIT status, our common and preferred stock would promptly be delisted from the NYSE, which would decrease the trading activity of such shares. This could make it difficult to sell shares and could cause the market volume of the shares trading to decline.

If we were delisted as a result of losing our REIT status and desired to relist our stock on the NYSE, we would have to reapply to the NYSE to be listed as a domestic corporation. As the NYSE’s listing standards for REITs are less onerous than its standards for domestic corporations, it would be more difficult for us to become a listed company under these heightened standards. We might not be able to satisfy the NYSE’s listing standards for a domestic corporation. As a result, if we were delisted from the NYSE, we might not be able to relist as a domestic corporation, in which case our common and preferred stock could not trade on the NYSE.

Our failure to qualify as a REIT would potentially give rise to a claim for damages from New Residential.

In connection with the spin-off of New Residential, which was completed in May 2013, we represented in the Separation and Distribution Agreement that we have no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT. We also covenanted in the Separation and Distribution Agreement to use our reasonable best efforts to maintain our REIT status for each of our taxable years ending on or before December 31, 2014 (unless we obtain an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that our failure to maintain our REIT status will not cause New Residential to fail to qualify as a REIT under the successor REIT rules). In the event of a breach of this representation or covenant, New Residential may be able to seek damages from us, which could have a significantly negative effect on our liquidity and results of operations.

If New Residential were to fail to qualify as a REIT for 2013, it would significantly affect our ability to maintain our REIT status.

For federal income tax purposes we recorded approximately $600 million of gain as a result of the spin-off of New Residential in May 2013. If New Residential qualifies for taxation as REIT for 2013, that gain will be qualifying income for purposes of our 2013 REIT income tests. If, however, New Residential were to fail to qualify as a REIT for 2013, that gain would be non-qualifying income for purposes of the 75% gross income test. Although New Residential covenanted in the Separation and Distribution Agreement to use reasonable best efforts to qualify as a REIT in 2013, no assurance can be given that it will so qualify. If New Residential were to fail to qualify, it could cause us to fail our 2013 REIT income tests, which could cause us to lose our REIT status and thereby materially negatively impact our business, financial condition and potentially impair our ability to continue operating in the future.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We have historically financed a meaningful portion of our investments not held in CDOs with repurchase agreements, which are short-term financing arrangements and we may enter into additional repurchase agreements in the future. Under these agreements, we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that, for purposes of the REIT asset and income tests, we should be treated as the owner of the assets that are the subject of any such sale and repurchase agreement, notwithstanding that those agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we might fail to qualify as a REIT.

Rapid changes in the values of assets that we hold may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

If the market value or income potential of qualifying assets for purposes of our qualification as a REIT or our exemption from registration as an investment company under the 1940 Act declines as a result of increased interest rates, changes in prepayment rates or other factors, we may need to increase our investments in qualifying assets and/or liquidate our non-qualifying assets to maintain our REIT qualification or our exemption from registration under the 1940 Act. If the decline in market values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets we may own. We may have to make investment decisions that we otherwise would not make absent the intent to maintain our qualification as a REIT and exemption from registration under the 1940 Act.

Dividends payable by REITs do not qualify for the reduced tax rates.

Dividends payable to domestic stockholders that are individuals, trusts or estates are generally taxed at reduced rates. Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to corporate dividends, which could affect the value of our real estate assets negatively.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored on a continuing basis, and there can be no assurance that our manager’s personnel responsible for doing so will be able to successfully monitor our compliance.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

In order to maintain our tax status as a REIT, we are generally required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and not including net capital gains) each year to our stockholders. We intend to make distributions to our stockholders to comply with the requirements of the Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Code. Certain of our assets may generate substantial mismatches between taxable income and available cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or (iv) make taxable distributions of our capital stock in order to comply with REIT requirements. Further, amounts distributed will not be available to fund investment activities. If we fail to obtain debt or equity capital in the future, it could limit our ability to satisfy our liquidity needs, which could adversely affect the value of our common stock.

In January 2013, we experienced an “ownership change” for purposes of Section 382 of the Code, which limits our ability to utilize our net operating loss and net capital loss carryforwards and certain built-in losses to reduce our future taxable income, potentially increases our related REIT distribution requirement, and potentially adversely affects our liquidity.

In order to maintain our tax status as a REIT, we are generally required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and not including net capital gains) each year to our stockholders. To qualify for the tax benefits accorded to REITs, we intend to make distributions to our stockholders such that we distribute all or substantially all our net taxable income (if any) each year, subject to certain adjustments. In the past, we have used net operating loss and net capital loss carryforwards to facilitate the satisfaction of our distribution requirements. As a result of our January 2013 “ownership change,” our future ability to utilize our net operating loss and net capital loss carryforwards to reduce our taxable income may be limited by certain provisions of the Code.

Specifically, the Code limits the ability of a company that undergoes an “ownership change” to utilize its net operating loss and net capital loss carryforwards and certain built-in losses to offset taxable income earned in years after the ownership change. An ownership change occurs if, during a three-year testing period, more than 50% of the stock of a company is acquired by one or more persons (or certain groups of persons) who own, directly or constructively, 5% or more of the stock of such company. An ownership change can occur as a result of a public offering of stock, as well as through secondary market purchases of our stock and certain types of reorganization transactions. Generally, when an ownership change occurs, the annual limitation on the use of net operating loss and net capital loss carryforwards and certain built-in losses is equal to the product of the applicable long-term tax exempt rate and the value of the company’s stock immediately before the ownership change. We have substantial net operating and net capital loss carry forwards which we have used, and will continue to use, to offset our tax and distribution requirements. In January 2013, an “ownership change” for purposes of Section 382 of the Code occurred. Therefore, the provisions of Section 382 of the Code impose an annual limit on the amount of net operating loss and net capital loss carryforwards and built in losses that we can use to offset future taxable income. Such limitation may increase our dividend distribution requirement in the future, which could adversely affect our liquidity. We do not believe that the limitation as a result of the January 2013 ownership change will prevent us from satisfying our REIT distribution requirement for the current year and future years. No assurance, however, can be given that we will be able to satisfy our distribution requirement following a current or future ownership change or otherwise. If we were to fail to satisfy our distribution requirement, it would cause us to lose our REIT status and thereby materially negatively impact our business, financial condition and potentially impair our ability to continue operating in the future.

Certain properties are leased to our TRSs pursuant to special provisions of the Code.

We currently lease certain “qualified healthcare properties” to our TRSs (or a limited liability company of which a TRS is a member). These TRSs in turn contract with an affiliate of our manager to manage the healthcare operations at these properties. The rents paid by the TRSs in this structure will be treated as qualifying rents from real property for purposes of the REIT requirements if (i) they are paid pursuant to an arm’s-length lease of a qualified healthcare property and (ii) the operator qualifies as an “eligible independent contractor” with respect to the property. An operator will qualify as an eligible independent contractor if it meets certain ownership tests with respect to us, and if, at the time the operator enters into the management agreement, the operator is actively engaged in the trade or business of operating qualified healthcare properties for any person who is not a related person to us or the lessee. If any of the above conditions were not satisfied, then the rents would not be considered income from a qualifying source for purposes of the REIT rules, which could cause us to incur penalty taxes or to fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. Accrued market discount is generally recognized as taxable income over our holding period in the instrument in advance of the receipt of cash. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

In addition, we may acquire debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for federal tax purposes.

Moreover, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

The IRS tax rules regarding recognizing capital losses and ordinary income for our non-recourse financings, coupled with current REIT distribution requirements, could result in our recognizing significant taxable net income without receiving an equivalent amount of cash proceeds from which to make required distributions. This disconnect could have a serious, negative effect on us.

We may experience issues regarding the characterization of income for tax purposes. For example, we may recognize significant ordinary income, which we would not be able to offset with capital losses, which would, in turn, increase the amount of income we would be required to distribute to stockholders in order to maintain our REIT status. We expect that this disconnect will occur in the case of one or more of our non-recourse financing structures, including off balance sheet structures such as our subprime securitizations and non-consolidated CDOs, where we incur capital losses on the related assets, and ordinary income from the cancellation of the related non-recourse financing if the ultimate proceeds from the assets are insufficient to repay such debt. Through September 30, 2013, no such cancellation of CDO debt had been effected as a result of losses incurred. However, we expect that such cancellation of indebtedness within our CDOs, consolidated or non-consolidated, may occur in the future. In the case of our subprime securitizations, $88.2 million of such cancellations had been effected through September 30, 2013, and we expect such cancellations will continue as losses are realized. This disconnect could also occur, and has occurred, as a result of the repurchase of our outstanding debt at a discount as the gain recorded upon the cancellation of indebtedness is characterized as ordinary income for tax purposes. We have repurchased our debt at a discount in the past, and we intend to attempt to do so in the future. During 2009 and 2010, we repurchased $787.8 million face amount of our outstanding CDO debt and junior subordinated notes at a discount, and recorded $521.1 million of gain. In compliance with tax laws, we had the ability to defer the ordinary income recorded as a result of this cancellation of indebtedness to future years and have deferred or intend to defer all or a portion of such gain for 2009 and 2010. While such deferral may postpone the effect of the disconnect on the ability to offset taxable income and losses, it does not eliminate it. Furthermore, cancellation of indebtedness income recognized on or after January 1, 2011 cannot be deferred and must generally be recognized as ordinary income in the year of such cancellation. During the years ended December 31, 2011 and December 31, 2012, we repurchased $188.9 million and $34.1 million face amount of our outstanding CDO debt and notes payable at a discount and recorded $81.1 million and $23.2 million of gain for tax purposes, respectively, (of which only $66.1 million and $24.1 million gain relating to $171.8 million and

$39.3 million face amount of debt repurchased, respectively, was recognized for GAAP purposes). During the nine months ended September 30, 2013, we repurchased $35.9 million face amount of our outstanding CDO debt and notes payable at a discount and recorded $4.6 million of gain for tax and GAAP purposes. The elimination of the ability to defer the recognition of cancellation of indebtedness income introduces additional tax implications that may significantly reduce the economic benefit of repurchasing our outstanding CDO debt.

When we experience any of these disconnects, and to the extent that a distribution through stock dividends is not viable, we may not have sufficient cash flow to make the distributions necessary to satisfy our REIT distribution requirements, which would cause us to lose our REIT status and thereby materially negatively impact our business, financial condition and potentially impair our ability to continue operating in the future. Under current market conditions, this type of disconnect between taxable income and cash proceeds would be likely to occur at some point in the future if the current regulations that create the disconnect are not revised, but we cannot predict at this time when such a disconnect might occur.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay distributions to our stockholders.

As a REIT, we are generally required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and not including net capital losses) each year to our stockholders. To qualify for the tax benefits accorded to REITs, we intend to make distributions to our stockholders in amounts such that we distribute all or substantially all of our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. In the event of a sustained downturn in our operating results and financial performance relative to previous periods or sustained declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders, and we may elect to comply with our REIT distribution requirements by, after completing various procedural steps, distributing, under certain circumstances, a portion of the required amount in the form of common shares in lieu of cash. The timing and amount of distributions are in the sole discretion of our board of directors, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our board of directors may deem relevant from time to time.

The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 8% of the aggregate value of our outstanding capital stock, treating classes and series of our stock in the aggregate, or more than 25% of the outstanding shares of our Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine in its sole discretion. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise not be in the best interest of our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Moreover, if a REIT distributes less than 85% of its taxable income to its stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then it is required to pay an excise tax of 4% on any shortfall between the required 85% and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through TRSs. Such subsidiaries will be subject to corporate level income tax at regular rates.

Complying with REIT requirements may cause us to forego, liquidate or contribute to a TRS otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. As a result of these tests, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, forego otherwise attractive investment opportunities, liquidate assets in adverse market conditions or contribute assets to a TRS that is subject to regular corporate federal income tax. Thus, compliance with the REIT requirements may hinder our ability to make and retain certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively.

The existing REIT provisions of the Code may substantially limit our ability to hedge our operations because a significant amount of the income from those hedging transactions is likely to be treated as non-qualifying income for purposes of both REIT gross income tests. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources, to less than 5% of our annual gross income (determined without regard to gross income from qualified hedging transactions). As a result, we may have to limit our use of certain hedging techniques or implement those hedges through total return swaps. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur or could increase the cost of our hedging activities. If we fail to comply with these limitations, we could lose our REIT qualification for federal income tax purposes, unless our failure was due to reasonable cause, and not due to willful neglect, and we meet certain other technical requirements. Even if our failure were due to reasonable cause, we might incur a penalty tax.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we could incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we might reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we may be precluded from selling equity interests in these securities to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

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part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if shares of our stock are predominantly held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

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part of the income and gain recognized by a tax-exempt investor with respect to our stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the stock; and

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to the extent that we are (or a part of us, or a disregarded subsidiary of ours, is) a “taxable mortgage pool,” or if we hold residual interests in a real estate mortgage investment conduit, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as unrelated business taxable income.

The tax on prohibited transactions will limit our ability to engage in transactions which would be treated as prohibited transactions for U.S. federal income tax purposes.

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of our trade or business. We might be subject to this tax if we were to dispose of or securitize loans or certain other assets in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.

We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. As a result, we may choose not to engage in certain sales of loans or certain other assets at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us. In addition, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% prohibited transaction tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to prevent prohibited transaction characterization.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs constantly are under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could affect or cause us to change our investments and commitments and affect the tax considerations of an investment in us.

Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.

To qualify as a REIT, we must comply with requirements regarding the composition of our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Maintenance of our 1940 Act exemption imposes limits on our operations.

We conduct our operations in reliance on an exemption from the 1940 Act, which we refer to as Section 3(c)(5)(C), which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

Reliance on this exemption limits our ability to make certain investments. Section 3(c)(5)(C) generally requires that at least 55% of our assets be comprised of qualifying real estate assets and at least 80% of our assets be comprised of a combination of qualifying real estate assets and real estate related assets. In satisfying the 55% requirement, based on guidance from the SEC and its staff, we treat Agency ARM RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets. The SEC and its staff have not issued guidance with respect to whole pool non-Agency RMBS for purposes of Section 3(c)(5)(C). Accordingly, based on our own judgment and analysis of the guidance with respect to Agency whole pool certificates, we treat non-Agency ARM RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets. We also treat whole mortgage loans that we acquire directly as qualifying real estate assets provided that 100% of the loan is secured by real estate when we acquire the loan and we have the unilateral right to foreclose on the mortgage. In addition, we treat investments in Agency partial pool RMBS and non-Agency partial pool RMBS as real estate related assets. Section 3(c)(5)(C) generally limits the amount of our investments in non-real estate assets, including consumer loans, to no more than 20% of our total assets. To the extent that we acquire significant non-real estate assets in the future, in order to maintain our exemption under the 1940 Act, we may need to offset those acquisitions with additional qualifying real estate and real estate related assets, which may not generate risk-adjusted returns as attractive as those generated by non-real estate related assets.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs like us should be regulated in a manner similar to investment companies. The request for public comment has not yet resulted in SEC rulemaking or interpretive guidance and there can be no assurance that the laws and regulations governing the 1940 Act status of REITs, or SEC guidance regarding Section 3(c)(5)(C), will not change in a manner that adversely affects our operations. If the SEC takes action that could result in our failure to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to maintain our exemption from registration as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company (which, among other things, would require us to comply with the leverage constraints applicable to investment companies), any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions to our stockholders, which could, in turn, materially and adversely affect us and the market price of our stock.

Our staggered board and other provisions of our charter and bylaws may prevent a change in our control.

Our board of directors is divided into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Risks Related to Our Common Stock

Our stock price has fluctuated meaningfully, particularly on a percentage basis, and may fluctuate meaningfully in the future. Accordingly, you may not be able to resell your shares at or above the price at which you purchased them.

The trading price of our common stock has fluctuated significantly over the last three years. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	market conditions in the broader stock market in general, or in the REIT or real estate industry in particular;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	market perception or media coverage of our manager or its affiliates;

•	additional offerings of our common stock;

•	actions by rating agencies;

•	short sales of our common stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	media coverage of us, other REITs or the outlook of the real estate industry;

•	major reductions in trading volumes on the exchanges on which we operate;

•	credit deterioration within our portfolio;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses; and

•	litigation and governmental investigations.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock. When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

We may be unable—or elect not—to pay dividends on our common or preferred stock in the future, which would negatively impact our business in a number of ways and decrease the price of our common and preferred stock.

While we are required to make distributions in order to maintain our REIT status (as described above under “—Risks Related to Our REIT Status and Other Matters—We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay distributions to our stockholders”), we may elect not to maintain our REIT status, in which case we would no longer be required to make such distributions. Moreover, even if we do elect to maintain our REIT status, we may elect to comply with the applicable requirements by, after completing various procedural steps, distributing, under certain circumstances, a portion of the required amount in the form of shares of our common stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in common stock in lieu of cash, such action could negatively affect our business and financial condition as well as the price of both our common and preferred stock. No assurance can be given that we will pay any dividends on our common stock in the future.

We do not currently have unpaid accrued dividends on our preferred stock. However, to the extent we do, we cannot pay any dividends on our common stock, pay any consideration to repurchase or otherwise acquire shares of our common stock or redeem any shares of any series of our preferred stock without redeeming all of our outstanding preferred shares in accordance with the governing documentation. Consequently, the failure to pay dividends on our preferred stock restricts the actions that we may take with respect to our common stock and preferred stock. Moreover, if we do not pay dividends on any series of preferred stock for six or more periods, then holders of each affected series obtain the right to call a special meeting and elect two members to our board of directors. We cannot predict whether the holders of our preferred stock would take such action or, if taken, how long the process would take or what impact the two new directors on our board of directors would have on our company (other than increasing our director compensation costs). However, the election of additional directors would affect the composition of our board of directors and, thus, could affect the management of our business.

We may choose to pay dividends in our own stock, or make a distribution of a subsidiary’s common stock, in which case you could be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. We may also determine to distribute a taxable dividend in the stock of a subsidiary in connection with a spin-off or other transaction, as in the case of our spin-off of New Residential in May 2013 and as would be the case in our proposed spin-off of New Media. Taxable stockholders receiving such distributions will be required to include the full amount of the distribution as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

It is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Shares eligible for future sale may adversely affect our common stock price.

Sales of our common stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are currently authorized to issue up to 1,000,000,000 shares of common stock and we are authorized to reclassify a portion of our authorized preferred stock into common stock, and there were 293,488,981 shares or our common stock outstanding as of November 15, 2013. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future sales and issuances would have on the market price of our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

ERISA may restrict investments by plans in our common stock.

A plan fiduciary considering an investment in our common stock should consider, among other things, whether such an investment is consistent with the fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including whether such investment might constitute or give rise to a prohibited transaction under ERISA, the Code or any substantially similar federal, state or local law and, if so, whether an exemption from such prohibited transaction rules is available.

Maryland takeover statutes may prevent a change of our control, which could depress our stock price.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities or a liquidation or dissolution. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares; or

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an affiliate or associate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder voting together as a single voting group.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our authorized, but unissued common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Risks Related to the Spin-Off of New Media

We may not be able to complete the spin-off on the terms anticipated or at all.

Our board of directors has determined that a spin-off of our media assets, including our interest in GateHouse and 100% ownership of Local Media, is in our best interests. The spin-off will be effected as a distribution to the holders of our common stock of shares of New Media, which is currently a wholly-owned subsidiary of Newcastle. New Media intends to be listed on the NYSE. New Media will be externally managed by our manager pursuant to a new management agreement.

We currently expect that New Media will be primarily focused on investing in a high quality, diversified portfolio of local media assets and on growing its existing online advertising and digital marketing businesses. New Media’s strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through its existing online advertising and digital marketing businesses. New Media will also leverage its existing platform to operate these businesses more efficiently.

We are targeting distribution of New Media’s shares in early 2014. However, there can be no assurance that the spin-off will be completed as anticipated or at all. Our ability to complete the spin-off is subject to, among other things, the SEC declaring the registration statement filed with regard to the spin-off effective, the filing and approval of an application to list the New Media common stock on the NYSE and the formal declaration of the distribution by our board of directors. Failure to complete the spin-off could negatively affect the price of the shares of our common stock. Stockholder approval will not be required or sought in connection with the spin-off.

The spin-off may not have the benefits we anticipate.

The spin-off may not have the full or any strategic and financial benefits that we expect, or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that analysts and investors will regard New Media’s investment strategy and asset portfolio more favorably as a separate company than as part of our existing portfolio and strategy and thus place a greater value on New Media as a stand-alone business than as a business that is a part of us. In the event that the spin-off does not have these and other expected benefits, because of the diversification of New Media’s portfolio or for any other reason, the costs associated with the transaction, including an expected increase in management compensation and general and administrative expenses, could have a negative effect on New Media’s financial condition and each company’s ability to make distributions to the stockholders of each company. Stockholder approval will not be required or sought in connection with the spin-off.

New Media may not be able to successfully implement its business strategy.

Assuming the spin-off is completed, there can be no assurance that New Media will be able to generate sufficient returns to pay its operating expenses and make satisfactory distributions to its stockholders, or any distributions at all, once it commences operations as an independent company. New Media’s financial condition, results of operations and cash flows will be affected by the expenses it will incur as a stand-alone public company, including fees paid to its manager, legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE. In addition, its results of operations and its ability to make or sustain distributions to its stockholders depend on the availability of opportunities to acquire attractive assets, the level and volatility of interest rates, the availability of adequate short- and long-term financing, conditions in the real estate market, the financial markets and economic conditions, among other factors described in the registration statement for the transaction. After the separation, we will not be required, and do not intend, to provide New Media with funds to finance its working capital or other cash requirements, so New Media would need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

Our agreements with New Media may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The terms of the agreements related to New Media’s separation from us, including a separation and distribution agreement and a management agreement between our manager and New Media, will not be negotiated among unaffiliated third parties. Such terms will be proposed by our officers and other employees of our manager and approved by our board of directors. As a result, these terms may be less favorable to us than the terms that would result from arm’s-length negotiations among unaffiliated third parties.

For example, the terms of New Media’s management agreement with our manager will be substantially similar to the terms of our existing management agreement. As a result, our manager will be entitled to earn a management fee from New Media and will be eligible to receive incentive compensation based in part upon New Media’s achievement of targeted levels of funds from operations tested from the date of the spin-off and without regard to our prior performance.

Our board of directors has reserved the right, in its sole discretion to abandon the spin-off of New Media at any time prior to the date of the distribution of New Media’s common stock to the shareholders of Newcastle (the “Distribution Date”). In addition, the spin-off is subject to the satisfaction or waiver (by our board of directors in its sole discretion) of a number of conditions. We cannot assure that any or all of these conditions will be satisfied or waived.

Our board of directors has reserved the right, in its sole discretion to abandon the spin-off at any time prior to the Distribution Date. This means Newcastle may cancel or delay the planned distribution of common stock of New Media if at any time our board of directors determines that the distribution of such common stock is not in the best interests of Newcastle or that market conditions are such that it is not advisable to separate New Media from Newcastle. If our board of directors determines to cancel the spin-off, our stockholders will not receive any distribution of New Media common stock and we will be under no obligation to our stockholders to distribute such shares. In addition, the spin-off is subject to the satisfaction or waiver (by our board of directors in its sole discretion) of a number of conditions. We cannot assure you that any or all of these conditions will be satisfied or waived. The fulfillment of the conditions to the spin-off will not create any obligation on our part to effect the distribution.

The distribution of New Media Common Stock will not qualify for tax-free treatment and may be taxable to you as a dividend.

The securities distribution in connection with the New Media transaction will not qualify for tax-free treatment. An amount equal to the fair market value of the shares of New Media common stock received by holders of record on the date of the distribution will be treated as a taxable dividend to the extent of those holders ratable share of our current or accumulated earnings and profits, as determined under federal income tax principles, with the excess treated first as a non-taxable return of capital to the extent of a holder’s tax basis in his shares of our common stock and then as capital gain. In addition, we or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and the company or any such agent would satisfy any such withholding obligation by withholding and selling a portion of the New Media stock otherwise distributable to non-U.S. stockholders or by withholding from other property held in the non-U.S. stockholder’s account with the withholding agent. A holder’s tax basis in shares of our stock held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of the shares of New Media common stock distributed to such holder if the distribution exceeds such holder’s ratable share of the our current and accumulated earnings and profits. A holder’s holding period for such shares of our common stock will not be affected by the distribution. We will not be able to advise stockholders of the amount of current or accumulated earnings and profits of the company until after the end of the 2014 calendar year.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Pro Forma Financial Information.

99.2	Press Release, dated November 18, 2013, announcing the commencement of the Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP. (Registrant)

/s/ Jonathan R. Brown
Jonathan R. Brown
Interim Chief Financial Officer and Principal Accounting Officer

Date: November 18, 2013